UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6

FORM S-11/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CenturyTouch Ltd, Inc.
(Name of small business issuer in its charter)

Delaware	6500	46-1585936
(State or other Employer jurisdiction of Identification incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Number)

Eric YK Wong
Chief Executive Officer
Stanton House
31 Westgate
Grantham NG31 6LX
Tel: 01476 591111
(Address and telephone number of registrant's principal executive offices and principal place of business)

Please send a copy of all correspondence to:
Jillian Ivey Sidoti, Esq
38730 Sky Canyon Drive – Ste A
Murrieta, CA 92563
PHONE 323-799-1342
jillian@jilliansidoti.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Common Stock already issued, par value $.0001	31,390,000	$0.05	$1,569,500	$214.08
Total	31,390,000	$0.05	$1,569,500	$214.08
__________
(1)    Registration fee has been paid via Fedwire.

(2)    Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION, DATED _____________________

PRELIMINARY PROSPECTUS

CenturyTouch Ltd, Inc.

31,390,000 Shares of Common Stock
Price per share: $0.05

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account. There is no present public trading market for the Company's Common Stock and the price at which the Shares are being offered bears no relationship to conventional criteria such as book value or earnings per share. The Company has arbitrarily determined the offering price and as such, there can be no assurance that the offering price bears any relation to the current fair market value of the Common Stock. We intend on using all of our cash resources of approximately $16,035 for the next 12 months to 1.) provide for the listing requirements, including payments for DTC eligibility and for our transfer agent and 2.) continued development of our business plan. The Company will not receive any proceeds from the sale of these shares.

CenturyTouch Ltd, Inc. is a real estate firm that currently owns and operates eight properties in the Midlands area of Great Britain. The selling shareholders are underwriters. The 31,390,000 common shares included in this prospectus may be sold by the selling security holders at a fixed price of $.05 for the duration of this offering.

There is no public market for our common stock. We cannot give any assurance that the shares being offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed. The absence of a public market for our stock will make it difficult to sell your shares. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

The Company is considered an “emerging growth company” under Section 101(a) of the Jumpstart Our Business Startups Act as it is an issuer that had total annual gross revenues of less than $1 billion during its most recently completed fiscal year.

Our independent registered public accounting firm included an explanatory paragraph in the report on our 2012 financial statements related to the uncertainty in our ability to continue as a going concern.

The sales price to the public is fixed at $0.05 per share for the duration of the offering. We intend to contact an authorized OTCBB market maker for sponsorship of our securities on the OTCBB, upon effectiveness of this registration statement. However, there is no guarantee our common stock will be accepted for quotation on the OTC Bulletin Board.

The purchase of our shares involves substantial risk. See “risk factors” beginning on page 7 for a discussion of risks to consider before purchasing our common stock.

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OUR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OUR SHARES, AND IT IS NOT SOLICITING AN OFFER TO BUY OUR SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED________________________

Table of Contents

PROSPECTUS SUMMARY	5

EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUPS ACT	6

RISK FACTORS	7

DETERMINATION OF OFFERING PRICE	16

DILUTION	16

SELLING SECURITY HOLDERS	16

PLAN OF DISTRIBUTION	18

USE OF PROCEEDS	19

SELECTED FINANCIAL DATA	19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION	20

REPORTS TO STOCKHOLDERS	24

INVESTMENT POLICIES OF REGISTRANT	24

DESCRIPTION OF REAL ESTATE	24

TAX TREATMENT OF REGISTRANT AND ITS SUBSIDIARIES	29

DESCRIPTION OF SECURITIES TO BE REGISTERED.	30

LEGAL PROCEEDINGS	32

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	33

EXECUTIVE COMPENSATION	33

POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS	35

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	36

INTERESTS OF NAMED EXPERTS AND COUNSEL	36

FINANCIAL STATEMENTS	37

PROSPECTUS SUMMARY

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus. Except as otherwise required by the context, references in this prospectus to "we," "our," "us," "CenturyTouch," and "CT" refer to CenturyTouch Ltd, Inc.

CenturyTouch Limited was formed on June 9, 2010 in Great Britain. In April 2012, it merged with Kallisto Ventures, Inc, a Delaware company and changed its name to CenturyTouch Ltd, Inc. All of our assets are outside of the United States.

For the fiscal year ended June 30, 2012, we generated revenues of $145,725 which resulted in a loss of $128,286. For the fiscal year ended June 30, 2013, we generated revenues of $238,765 resulting in a net loss of $379,688. For the three months ended March 31, 2014, we generated revenues of $78,792 resulting in a net loss of $60,824. There can be no assurance that the actual expenses incurred will not materially exceed our estimates or that cash flows from sales will be adequate to maintain our business. As a result, our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors' report to the financial statements included in the registration statement.

CenturyTouch Ltd, intends to own and rent real estate throughout the world. The Company will purchase, manage, and dispose of revenue producing assets, specifically multifamily residential and mixed used commercial properties. We currently own eight properties in Great Britain (See “Business Description”)

We may participate in the following business activities:

●	Purchase residential properties that are undervalued, renovate (if needed) and sell within twelve months. (i.e. "flip" residential property);
●	Buy and sell performing and non-performing commercial property. Primarily multi family, retail, and office space;
●	Manage property we intend to hold;

Investors should realize that following this offering we will be required to raise additional capital to cover the costs associated with our plans of operation.

Currently 96% of our stock is held by affiliates of the Company.

Investors should be particularly aware of the following risk factors:

•	All of our real estate assets are in a foreign country and are susceptible to market conditions in that country.

•	Our auditors have expressed our ability to continue as a going concern.

•	Our properties carry leverage.

•
Risks associated with the ownership of real property, or changes in economic, demographic or real estate market conditions, may adversely affect our financial condition, results of operations, cash flows, the market price of our common stock, and our ability to pay distributions to our stockholders.

•	We depend on key personnel, and the loss of their full service could adversely affect us.

•	We depend on residents for revenue, and vacancies, resident defaults or lease terminations may adversely affect our operations and cause the value of your investment to decline.

•	Our growth will depend upon future acquisitions of properties, and we may be unable to consummate acquisitions on advantageous terms or acquisitions may not perform as we expect.

•
Certain of our executive officers are subject to a joint venture arrangement with an institutional investor, and, while we are negotiating a waiver with the institutional investor, we may be required until December 28, 2012 to offer to the joint venture each opportunity we have to acquire, invest or otherwise participate in multifamily properties, which may prevent us from timely acquiring desirable properties and will increase the conflicts of interest faced by those executive officers.

EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUPS ACT

We are an emerging growth company. An emerging growth company is one that had total annual gross revenues of less than $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) during its most recently completed fiscal year. We would lose our emerging growth status if we were to exceed $1,000,000,000 in gross revenues. We are not sure this will ever take place.

Because we are an emerging growth company, we have the exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), we are now exempt from the internal control assessment required by subsection (a), that requires each registered public accounting firm that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer. We are also will not be required to receive a separate resolution regarding either executive compensation or for any golden parachutes for our executives so long as we continue to operate as a emerging growth company.

We hereby elect to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1).

RISK FACTORS

Investors in CenturyTouch Ltd should be particularly aware of the inherent risks associated with our business. As of the date of this filing our management is aware of the following material risks. Prospective investors should be aware that the company’s website is not yet fully functional, nor has it developed any products and that substantial development work will be required to develop them.

General Risks Related to Our Business

Our independent auditors have expressed in their report substantial doubt about our ability to continue as a going concern. We posted a net loss of $379,688 in 2013.

The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. In 2013, we posted a net loss of $379,688 and a net loss of $128,286 in 2012.

The selling shareholders may have liability because of their status as underwriters. They may sue us if there are any omissions or misstatements in the registration statement that subject them to liability.

Under the Securities Act of 1933, the selling shareholders are underwriters of the offering. The selling shareholders may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement because of their status as underwriters. We may be sued by selling shareholders if omissions or misstatements result in civil liability to them.

We are significantly dependent on officers and directors, specifically, YK Wong, our CEO. The loss or unavailability of Dr. Wong's services would have an adverse effect on our business, operations and prospects in that we may not be able to obtain new management under the same financial arrangements, which could result in a loss of your investment.

Our business plan is significantly dependent upon the abilities and continued participation of Eric YK Wong, our CEO. It would be difficult to replace Dr. Wong at such an early stage of development of CenturyTouch Ltd. The loss by or unavailability of Dr. Wong's services would have an adverse effect on our business, operations and prospects, in that our inability to replace Dr. Wong could result in the loss of one's investment. There can be no assurance that we would be able to locate or employ personnel to replace Dr. Wong, should his services be discontinued. In the event that we are unable to locate or employ personnel to replace Dr. Wong we would be required to cease pursuing our business opportunity, which would result in a loss of your investment.

Our management has limited experience in running a public company

Although, he has extensive experience in the real estate and construction industries, our CEO, Dr. Wong, has no experience in running a public company. Dr. Wong will rely on the expertise of outside counsel and consultants to insure proper filing and the meeting of deadlines. Dr. Wong will primarily be charged with our public company filings.

You may not have the opportunity to evaluate our investments before we make them, which makes your investment more speculative.

You will be unable to evaluate the economic merit of real estate projects before we invest in them and will be entirely relying on the ability of Dr. Eric YK Wong, our CEO and our COO, Mr. Edmund Wong to select well-performing investment properties. Furthermore, our officers and board member will have broad discretion in implementing policies regarding tenant or mortgagor creditworthiness, and you will not have the opportunity to evaluate potential tenants, managers or borrowers. These factors increase the risk that your investment may not generate returns comparable to our competitors.

We depend highly on our current manager who has limited experience in running a public company and no formal employment agreement.

We depend highly on YK Wong, our CEO, who may be difficult to replace. YK Wong who, also has other business interests, at this point only devotes approximately 50% of his time per week to our business, has only several years of industry experience and has not previously headed a public Company. Our plan of operations is dependent upon the continuing support and expertise of Dr. Wong.

Our President and Director, Dr. Wong, will have complete control over the company and will therefore make all decisions of which shareholders will have no control.

Dr. Wong, as our CEO and controlling shareholder, shall make certain decisions without input by the shareholders. Such decisions may pertain to employment decisions, including Dr. Wong's compensation arrangements, the appointment of other officers and mangers, and whether to enter into material transactions with related parties.

We will require additional financing in order to implement our business plan. In the event we are unable to acquire additional financing, we may not be able to implement our business plan resulting in a loss of revenues and ultimately the loss of your investment.

We are currently running on a thin profit margin and may not be able to meet our debt obligations. All of our properties that we own are currently leveraged with bank financing. Even though we are currently experiencing 100% occupancy at all of our properties, this could change and we may not be able to make our mortgage payments since we only have $16,035 in cash. To fully implement our business plan we will require substantial additional funding.

Following this offering we will need to raise additional funds to expand our operations. We plan to raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

Our offering price is arbitrary and bears no relationship to our assets, earning, or book value.

There is no present public trading market for the Company's Common Stock and the price at which the Shares are being offered bears no relationship to conventional criteria such as book value or earnings per share. There can be no assurance that the offering price bears any relation to the current fair market value of the Common Stock.

There is no current public market for our common stock; therefore you may be unable to sell your securities at any time, for any reason, and at any price, resulting in a loss of your investment.

As of the date of this prospectus, there is no public market for our common stock. Although we plan, in the future, to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Bulletin Board, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason. We have not originated contact with a market maker at this time, and do not plan on doing so until completion of this offering.

 An investment in our stock is highly illiquid. You may never be able to sell or otherwise dispose of your stock.

Since there is no public trading market for our stock, you may never be able to liquidate your investment or otherwise dispose of your stock. The Company does not currently have a redemption program, so there is no guarantee that the Company will ever redeem or "buy back" your stock. Furthermore, in the event that the stock is every listed on the OTCBB, it may be thinly traded making it still difficult to liquidate your investment.

Because our common stock is deemed a low-priced "Penny" stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

●	Deliver to the customer, and obtain a written receipt for, a disclosure document;
●	Disclose certain price information about the stock;
●	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
●	Send monthly statements to customers with market and price information about the penny stock; and
●	In some circumstances, approve the purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

As a result of our placing your invested funds into a segregated account as opposed to an escrow account, the funds are subject to attachment by creditors of the company, thereby subjecting you to a potential loss of the funds.

Because the funds are being placed in a segregated account rather than an escrow account, creditors of the company could try to attach, and ultimately be successful in obtaining or attaching the funds before the offering closes. Investors would lose all or part of their investments if this happened, regardless of whether or not the offering closes.

Our cash flows from real estate investments may become insufficient to pay our operating expenses and to cover the dividends we have paid and/or declared.

We cannot assure you that we will be able to maintain sufficient cash flows to fund operating expenses and dividend at any particular level, if at all.

As we continue to raise proceeds, the sufficiency of cash flow to fund future dividend payments with respect to an increased number of outstanding shares will depend on the pace at which we are able to identify and close on suitable cash-generating real property investments. Because the accrual of offering proceeds may outpace the investment of these funds in real property acquisitions, cash generated from such investments may become insufficient to fund operating expenses and continued dividend payments at historical levels.

Failure to generate revenue may reduce distributions to stockholders.

The cash flow from equity investments in commercial and residential properties depends on the amount of revenue generated and expenses incurred in operating the properties. If our properties do not generate revenue sufficient to meet operating expenses, debt service, and capital expenditures, our income and ability to make distributions to you will be adversely affected.

Economic conditions may adversely affect our income.

A commercial or residential property's income and value may be adversely affected by national and regional economic conditions, local real estate conditions such as an oversupply of properties or a reduction in demand for properties, availability of "for sale" properties, competition from other similar properties, our ability to provide adequate maintenance, insurance and management services, increased operating costs (including real estate taxes), the attractiveness and location of the property and changes in market rental rates. Our income will be adversely affected if a significant number of tenants are unable to pay rent or if our properties cannot be rented on favorable terms. Our performance is linked to economic conditions in the regions where our properties will be located and in the market for residential and commercial space generally. Therefore, to the extent that there are adverse economic conditions in those regions, and in these markets generally, that impact the applicable market rents, such conditions could result in a reduction of our income and cash available for distributions and thus affect the amount of distributions we can make to you.

The profitability of attempted acquisitions is uncertain.

We intend to acquire properties selectively. Acquisition of properties entails risks that investments will fail to perform in accordance with expectations. In undertaking these acquisitions, we will incur certain risks, including the expenditure of funds on, and the devotion of management's time to, transactions that may not come to fruition. Additional risks inherent in acquisitions include risks that the properties will not achieve anticipated occupancy levels and that estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate.

Real estate investments are illiquid.

Because real estate investments are relatively illiquid, our ability to vary our portfolio promptly in response to economic or other conditions will be limited. In addition, certain significant expenditures, such as debt service, real estate taxes, and operating and maintenance costs generally are not reduced in circumstances resulting in a reduction in income from the investment. The foregoing and any other factor or event that would impede our ability to respond to adverse changes in the performance of our investments could have an adverse effect on our financial condition and results of operations.

Rising expenses could reduce cash flow and funds available for future acquisitions.

Our properties will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance, administrative and other expenses. If we are unable to lease properties on a basis requiring the tenants to pay all or some of the expenses, we would be required to pay those costs, which could adversely affect funds available for future acquisitions or cash available for distributions.

 If we purchase assets at a time when the commercial and residential real estate market is experiencing substantial influxes of capital investment and competition for properties, the real estate we purchase may not appreciate or may decrease in value.

The commercial and residential real estate markets are currently experiencing a substantial influx of capital from investors worldwide. This substantial flow of capital, combined with significant competition for real estate, may result in inflated purchase prices for such assets. To the extent we purchase real estate in such an environment, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future as it is currently attracting, or if the number of companies seeking to acquire such assets decreases, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets.

We depend on commercial and residential tenants for our revenue and therefore our revenue may depend on the success and economic viability of our commercial and residential tenants.

Our financial results will depend in part on leasing space in the properties we acquire to tenants on economically favorable terms.

In the event of a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. A default a substantial number of commercial tenants at any one time on lease payments to us would cause us to lose the revenue associated with such lease(s) and cause us to have to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. Therefore, lease payment defaults by tenants could cause us to reduce the amount of distributions to stockholders.

We may not make a profit if we sell a property.

The prices that we can obtain when we determine to sell a property will depend on many factors that are presently unknown, including the operating history, tax treatment of real estate investments, demographic trends in the area and available financing. There is a risk that we will not realize any significant appreciation on our investment in a property. Accordingly, your ability to recover all or any portion of your investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

Our properties may not be diversified.

Our potential profitability and our ability to diversify our investments may be limited, both geographically and by type of properties purchased. Currently, all of our properties are in the Midlands area of England. We will be able to purchase additional properties only as additional funds are raised. Our properties may not be well diversified and their economic performance could be affected by changes in local economic conditions.

Our current strategy is to acquire interests primarily in commercial buildings, residential apartment buildings and other income-producing real estate. As a result, we are subject to the risks inherent in investing in these industries. A downturn in the commercial or residential industry may have more pronounced effects on the amount of cash available to us for distribution or on the value of our assets than if we had diversified our investments.

Our performance is therefore linked to economic conditions in the regions in which we will acquire properties and in the market for real estate properties generally. Therefore, to the extent that there are adverse economic conditions in the regions in which our properties are located and in the market for real estate properties, such conditions could result in a reduction of our income and cash to return capital and thus affect the amount of distributions we can make to you.

Competition with third parties in acquiring and operating properties may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, many of which have greater resources than we do. Specifically, there are numerous commercial developers, real estate companies, and foreign investors that operate in the markets in which we may operate, that will compete with us in acquiring residential, commercial, and other properties that will be seeking investments and tenants for these properties.

Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. Competitors with substantially greater financial resources than us may generally be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of entities in which investments may be made or risks attendant to a geographic concentration of investments. Demand from third parties for properties that meet our investment objectives could result in an increase of the price of such properties. If we pay higher prices for properties, our profitability may be reduced and you may experience a lower return on your investment. In addition, our properties may be located in close proximity to other properties that will compete against our properties for tenants. Many of these competing properties may be better located and/or appointed than the properties that we will acquire, giving these properties a competitive advantage over our properties, and we may, in the future, face additional competition from properties not yet constructed or even planned. This competition could adversely affect our business. The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged. We could be adversely affected if additional competitive properties are built in locations competitive with our properties, causing increased competition for residential renters, retail customer traffic and credit worthy commercial tenants. In addition, our ability to charge premium rental rates to tenants may be negatively impacted. This increased competition may increase our costs of acquisitions or lower the occupancies and the rent we may charge tenants. This could result in decreased cash flow from tenants and may require us to make capital improvements to properties which we would not have otherwise made, thus affecting cash available for distributions to you.

We may not have control over costs arising from rehabilitation of properties.

We may elect to acquire properties which may require rehabilitation. In particular, we may acquire affordable properties that we will rehabilitate and convert to market rate properties. Consequently, we intend to retain independent general contractors to perform the actual physical rehabilitation work and will be subject to risks in connection with a contractor's ability to control rehabilitation costs, the timing of completion of rehabilitation, and a contractor's ability to build in conformity with plans and specification.

We will make investments in non-U.S. dollar denominated properties, which will be subject to currency rate exposure and the uncertainty of foreign laws and markets.

Our current properties are in Great Britain and currently denominated in a foreign currency, specifically the British Pound. We will most likely continue to purchase properties in foreign locations that will be subject to foreign currency and local economic fluctuations. Thus, changes in exchange rates may have an adverse impact on returns on our non-U.S. dollar denominated investments regardless of the performance of the underlying asset. We may not be able to successfully hedge any foreign currency risk and may incur losses on these investments as a result of exchange rate fluctuations, specifically fluctuations involving the British Pound.

As our main operation and management are outside the United States, it will be difficult to acquire jurisdiction and enforce liabilities against us and our officers, directors and assets based in foreign countries.

Our assets are currently in England; all directors and officers reside outside of the United States, and our assets are and will continue to be located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon our directors or officers and our subsidiaries, or enforce against any of them court judgments obtained in United States’ courts, including judgments relating to United States federal securities laws. In addition, there is uncertainty as to whether the courts of offshore jurisdictions would recognize or enforce judgments of United States’ courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in offshore jurisdictions predicated upon the securities laws of the United States or any state thereof. Furthermore, because all of our assets are located in England, it would also be extremely difficult to access those assets to satisfy an award entered against us in a United States court.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Real Estate Financing Risks

We have and plan to continue to incur mortgage indebtedness and other borrowings, which may increase our business risks.

We have acquired and intend to continue to acquire properties subject to existing financing or by borrowing new funds. In addition, we intend to incur or increase our mortgage debt by obtaining loans secured by selected or all of the real properties to obtain funds to acquire additional real properties.

We intend to incur mortgage debt on a particular real property if we believe the property's projected cash flow is sufficient to service the mortgage debt. However, if there is a shortfall in cash flow, requiring us to use cash from other sources to make the mortgage payments on the property, then the amount available for distributions to stockholders may be affected. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and our loss of the property securing the loan which is in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. We may, in some circumstances, give a guaranty on behalf of an entity that owns one of our properties.

In these cases, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, there is a risk that more than one real property may be affected by a default. Any mortgage debt which we place on properties may contain clauses providing for prepayment penalties. If a lender invokes these penalties upon the sale of a property or the prepayment of a mortgage on a property, the cost to us to sell the property could increase substantially, and may even be prohibitive. This could lead to a reduction in our income, which would reduce cash available for distribution to stockholders and may prevent us from borrowing more money. Moreover, if we enter into financing arrangements involving balloon payment obligations, such financing arrangements will involve greater risks than financing arrangements whose principal amount is amortized over the term of the loan. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment.

The current debt market volatility may affect the availability and amount of financing for our acquisitions.

The commercial real estate debt markets, worldwide, are currently experiencing volatility as a result of certain factors including the tightening of underwriting standards by lenders and credit rating agencies and the significant inventory of unsold Collateralized Mortgage Backed Securities in the market. This is resulting in lenders increasing the cost for debt financing. Should the overall cost of borrowings increase, either by increases in the index rates or by increases in lender spreads, we will need to factor such increases into the economics of future acquisitions. This may result in future acquisitions generating lower overall economic returns and potentially reducing future cash flow available for distribution.

In addition, the state of the debt markets could have an impact on the overall amount of capital investing in real estate which may result in price or value decreases of real estate assets. Although this may benefit us for future acquisitions, it could negatively impact the current value of our existing assets.

If we have insufficient reserves, we will have to obtain financing from other sources.

We have established working capital reserves that we believe are adequate to cover our cash needs for the next several months, but not beyond this. However, if these reserves are insufficient to meet our cash needs, we may have to obtain financing to fund our cash requirements. Sufficient financing may not be available or, if available, may not be available on economically feasible terms or on terms acceptable to us. If mortgage debt is unavailable at reasonable rates, we will not be able to place financing on the properties, which could reduce the number of properties we can acquire and the amount of distributions per share. If we place mortgage debt on the properties, we run the risk of being unable to refinance the properties when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when the properties are refinanced, our income could be reduced, which would reduce cash available for distribution to stockholders and may prevent us from borrowing more money.

Additional borrowing for working capital purposes will increase our interest expense, and therefore our financial condition and our ability to pay distributions may be adversely affected.

We may not have funding or capital resources for future improvements.

When a commercial tenant at one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract one or more new tenants, we will be required to expend substantial funds for leasing costs, tenant improvements and tenant refurbishments to the vacated space. We will incur certain fixed operating costs during the time the space is vacant as well as leasing commissions and related costs to re-lease the vacated space. We may also have similar future capital needs in order to renovate or refurbish any of our properties for other reasons.

Also, in the event we need to secure funding sources in the future but are unable to secure such sources or are unable to secure funding on terms we feel are acceptable, we may be required to defer capital improvements or refurbishment to a property. This may cause such property to suffer from a greater risk of obsolescence or a decline in value and/or produce decreased cash flow as the result of our inability to attract tenants to the property. If this happens, we may not be able to maintain projected rental rates for affected properties, and our results of operations may be negatively impacted. Or, we may be required to secure funding on unfavorable terms.

Lenders may require us to enter into restrictive covenants relating to our operations.

In connection with obtaining financing, a bank or other lender could impose restrictions on us affecting our ability to incur additional debt and our distribution and operating policies. Loan documents we enter into may contain negative covenants limiting our ability to, among other things, or further mortgage our properties. In addition, prepayment penalties imposed by banks or other lenders could affect our ability to sell properties when we want.

Financing Risks on the Property Level

All of our mortgage loans have "due on sale" provisions.

In purchasing properties subject to Financing, we may obtain financing with "due-on-sale" and/or "due-on-encumbrance" clauses. All of our current mortgages have such a provision. Due-on-sale clauses in mortgages allow a mortgage lender to demand full repayment of the mortgage loan if the borrower sells the mortgaged property. Similarly, due-on-encumbrance clauses allow a mortgage lender to demand full repayment if the borrower uses the real estate securing the mortgage loan as security for another loan. These clauses may cause the maturity date of such mortgage loans to be accelerated and such financing to become due. In such event, we may be required to sell our properties on an all-cash basis, to acquire new financing in connection with the sale, or to provide seller financing. It is not our intent to provide seller financing, although it may be necessary or advisable for us to do so in order to facilitate the sale of a property. It is unknown whether the holders of mortgages encumbering our properties will require such acceleration or whether other mortgage financing will be available. Such factors will depend on the mortgage market and on financial and economic conditions existing at the time of such sale or refinancing.

Lenders may be able to recover against our other properties under our mortgage loans.

We will seek secured loans (which are nonrecourse) to acquire properties. However, only recourse financing may be available, in which event, in addition to the property securing the loan, the lender may look to our other assets for satisfaction of the debt. Thus, should we be unable to repay a recourse loan with the proceeds from the sale or other disposition of the property securing the loan, the lender could look to one or more of our other properties for repayment. Also, in order to facilitate the sale of a property, we may allow the buyer to purchase the property subject to an existing loan whereby we remain responsible for the debt.

To date, our CEO has guaranteed many of our property loans. We currently own 8 properties which are secured by mortgages by the same bank, Aldermore Bank in England.

Our mortgage loans may charge variable interest.

Some of our mortgage loans will be subject to fluctuating interest rates based on certain index rates, such as the prime rate. Future increases in the index rates would result in increases in debt service on variable rate loans and thus reduce funds available for acquisitions of properties and dividends to the stockholders. Currently our loans are based on 5.35% + LIBOR (London Interbank Offered Rate). If there are great fluctuations in LIBOR, we could experience increase mortgage costs.

Our books and records are maintained by a non-U.S. entity and are kept outside of the United States and in accordance with the UK Companies Act 2006.

The books and records are prepared by Rupert King & Company Limited. Although the accounting firm is located in the UK, they are familiar with US GAAP and are able to prepare financials based on US GAAP. Additionally, our auditor reviews all accounting related principles quarterly. Rupert King has been registered with the Institute of Chartered Accountants to engage in public practice since 1997. Its employees include Chartered Accountants and members of the Institute of Accounting Technicians. Accounts for Centurytouch Ltd have been prepared in accordance with the UK Companies Act 2006 relating to small companies and the Financial Reporting Standard for Smaller Entities.

Because our books and records are outside of the US and kept by non-US accountants, we may conclude that our internal control over financial reporting is not effective.

Due to our lack of sufficient accounting staff with knowledge or expertise in US GAAP, it is likely that we conclude our internal controls over financial reporting are not effective. Our accounting firm is located in the UK and is registered with the Institute of Chartered Accountants. Our books have been kept in accordance with this and the financial statements are prepared by this same accountant who are somewhat familiar with US GAAP but are by no means experts.

We are electing to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1).

By taking the 102(b)(1) extended transition period, we are allowed to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Insurance Risks

We may suffer losses that are not covered by insurance.

If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits. We intend to cause comprehensive insurance to be obtained for our properties, including casualty, liability, fire, extended coverage and rental loss customarily obtained for similar properties in amounts which our officer determines are sufficient to cover reasonably foreseeable losses, with policy specifications and insured limits that we believe are adequate and appropriate under the circumstances. Some of our commercial tenants may be responsible for insuring their goods and premises and, in some circumstances, may be required to reimburse us for a share of the cost of acquiring comprehensive insurance for the property, including casualty, liability, fire and extended coverage customarily obtained for similar properties in amounts which our officer determines are sufficient to cover reasonably foreseeable losses. Material losses may occur in excess of insurance proceeds with respect to any property as insurance proceeds may not provide sufficient resources to fund the losses. However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, earthquakes, floods, hurricanes, pollution, environmental matters, mold or, in the future, terrorism which are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments.

Insurance companies have recently begun to exclude acts of terrorism from standard coverage. Terrorism insurance is currently available at an increased premium, and it is possible that the premium will increase in the future or that terrorism coverage will become unavailable. Mortgage lenders in some cases have begun to insist that specific coverage against terrorism be purchased by commercial owners as a condition for providing loans. We intend to obtain terrorism insurance if required by our lenders, but the terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. In addition, we may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses.

We cannot assure you that we will have adequate coverage for such losses. If such an event occurred to, or caused the destruction of, one or more of our properties, we could lose both our invested capital and anticipated profits from such property. In addition, certain losses resulting from these types of events are uninsurable and others may not be covered by our terrorism insurance. Terrorism insurance may not be available at a reasonable price or at all.

In addition, many insurance carriers are excluding asbestos-related claims from standard policies, pricing asbestos endorsements at prohibitively high rates or adding significant restrictions to this coverage. Because of our inability to obtain specialized coverage at rates that correspond to the perceived level of risk, we may not obtain insurance for acts of terrorism or asbestos-related claims. We will continue to evaluate the availability and cost of additional insurance coverage from the insurance market. If we decide in the future to purchase insurance for terrorism or asbestos, the cost could have a negative impact on our results of operations. If an uninsured loss or a loss in excess of insured limits occurs on a property, we could lose our capital invested in the property, as well as the anticipated future revenues from the property and, in the case of debt that is recourse to us, would remain obligated for any mortgage debt or other financial obligations related to the property. Any loss of this nature would adversely affect us.

Although we intend to adequately insure our properties, we cannot assure that we will successfully do so.

 DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock is arbitrary.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our common stock is not listed on a public exchange and we have not previously contacted a market maker to request sponsorship for our common stock on the OTCBB, we anticipate that we will contact a market maker and request that they apply to obtain a quotation on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The shares being offered for resale by the selling stockholders consist of the 31,390,000 shares of our common stock of which 31,390,000 shares are held by 35 shareholders of our common stock which distributed as a result of our merger with CenturyTouch Limited of the United Kingdom in September 2012. The merger was complete in April of 2012.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of  May 20, 2014 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

The table below assumes the sale of the 31,390,000 shares offered in this prospectus at an initial public offering price of $.05 per share and before any deduction of estimated offering expenses. The 31,390,000 shares held by current stockholders being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are not obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

CenturyTouch Ltd Shareholder	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock Owned After Offering

Holding through Centurytouch Group Ltd. (1)	16,008,900	0
Dr. Eric Y. K. WONG (2)	3,139,000	0
Irene Lai Lin CHAN (3)	847,530	0
Stephen STOREY	15,695	0
Edmund Yew Loong WONG (4)	1,569,500	0
Annette Wei Ling LEE	15,695	0
Joanne Suet Peng LIU (5)	1,569,500	0
Derek Yau Wing LIU	15,695	0
James Kwok Seng CHAN	15,695	0
Chai Thai CHAN	15,695	0
Linda Lai Mooi LAI	15,695	0
Mick Wai Chuen LAI	15,695	0
Kevin Kai Cheong LAI	15,695	0
Pu Yi WONG	15,695	0
Tiffany Hung Fan CHAN	1,569,500	0
Hung Woon CHAN	15,695	0
Yee Sha CHAN	15,695	0
Cho Yuk SO	15,695	0
Mina Man Yi NG	1,569,500	0
Maggie Wan Chi CHAU (6)	3,139,000	0
Sun CHONG	15,695	0
Michael Chi Fai CHAU	15,695	0
Terri Suk Ling YIM	1,569,500	0
To Chung YIM	15,695	0
Sim Fung LEE	15,695	0
Ruby Suk Wah YIM	15,695	0
Ivy Shuk Kwan YIM	15,695	0
Jessie Shuk Yee YIM	15,695	0
Karen Fung Chu LI	15,695	0
Fung Mui LEE	15,695	0
Eric Tak Yau LI	15,695	0
Tak Cheung LI	15,695	0
Dennis Tak Yee LI	15,695	0
Ken Chiu Kam NGAN	15,695	0
Kylie Lay Beng KOAY	15,695	0
________________
(1)	CenturyTouch Group Ltd is controlled by EricWong, our CEO.
(2)	Eric Wong is our CEO, Treasurer, and Chairman
(3)	Irene Lai Chan is the mother of our CEO and COO
(4)	Edmund Wong is our COO
(5)	Joanne Liu is the sister of our CEO and COO
(6)	Maggie Chau is the wife of our CEO and therefore Eric Wong, our CEO beneficially owns her shares.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.05 per share for the duration of this offering due to the Company’s status as a shell company. Shareholders may sell their shares in private transactions to other individuals. We plan, in the future, to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Bulletin Board, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason. We have not originated contact with a market maker at this time, and do not plan on doing so until completion of this offering.

Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) when this Registration Statement is declared effective by the SEC. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by a selling security holder must be made at the fixed price of $0.05 for the duration of the offering. In the event we are successful in our attempts to have a market maker quote our stock on the OTCBB, we will need to comply with ongoing reporting requirements in order to ensure that the market maker will continue to quote our stock.

The Selling Stockholder and intermediaries through whom such securities are sold will be deemed "underwriters" within the meaning of the Securities Act  of 1933, as amended (the "Securities Act"), in which event profits, discounts or commissions received by such persons will be deemed to be underwriting commissions under the Securities Act.

All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Stockholder will pay any applicable underwriters' commissions, fees, discounts or concessions or any other compensation due any underwriter, broker or dealer and expenses or transfer taxes.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at a fixed price of $0.05. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,

•	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,

•	through direct sales to purchasers or sales effected through agents,

•	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or

•	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales are permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $50,000.

As a result of these common shares being registered under the Securities Act, selling shareholders who subsequently resell the shares to the public themselves are underwriters with respect to the common shares for purposes of the Securities Act with the result that they may be subject to statutory liabilities if the registration statement to which this prospectus relates is defective by virtue of containing a material misstatement or omitting to disclose a statement of material fact. We have agreed to indemnify the selling shareholders regarding such liability.

Under the Securities Act of 1933, the selling shareholders are underwriters of the offering. The selling shareholders may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement because of their status as underwriters. We may be sued by selling shareholders if omissions or misstatements result in civil liability to them.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

SELECTED FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis and Results of Operations” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception through the period ended June 30, 2012 and for the nine months ended March 31, 2014 are derived from our audited financial statements, respectively.

	March 31, 2014 (unaudited)	June 30, 2013	June 30, 2012

TOTAL ASSETS	$4,351,806	4,092,014	4,317,262

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES

Current Liabilities	$2,739,203	2,472,865	2,369,772

TOTAL LIABILITIES	$4,827,720	4,422,747	4,395,713

TOTAL STOCKHOLDERS’ EQUITY /(DEFICIT)	$(475,914)	(330,733)	(78,451)

TOTOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,351,806	4,092,014	4,317,262

	For the nine months ended March 31, 2014	For fiscal year ended June 30, 2013	For the fiscal year June 30, 2012

Revenues	$233,876	$238,765		$145,725

Expenses	$138,928	$217,812		$70,839

Net Income (Loss)	$(204,859)	$(379,688)		$(128,286)

Earnings per share of common stock – Basic	**	$(.01)	$		**
_____________
** Less than $.01

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto contained elsewhere in this filing.

Critical Accounting Policies

 Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to take advantage of this extended transition period, and thus, our financial statements may not be comparable to those of other reporting companies. Accordingly, until the date we are no longer an “emerging growth company” or affirmatively opt out of the exemption, upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

Background Overview

CenturyTouch Ltd, Inc. a Delaware company, was incorporated in the State of Delaware in August 2010. We were previously Kallisto Ventures, Inc. In April 2012, we merged, in a share exchange agreement with CenturyTouch Limited, a British private company. The name of the Company was changed to CenturyTouch Ltd and Dr. Eric Wong became our CEO. We currently own all of the assets of CenturyTouh Limited and owned eight (8) various properties throughout the Midlands area of England. We plan to continue purchasing residential and commercial properties throughout the world for rental. Specifically, we look to purchase properties in England, Malaysia, and Australia. Our properties currently carry debt of up to 50% of the appraised or purchase value of the property with one bank, Aldermore Bank who holds a first position interest in the properties with the exception of our Bridge Street property which is owned free of encumbrances.

For the three months ended March 31, 2014, we generated $78,792 in rental income. We also recognized $39,420 in cost of revenues for the three months ended March 31, 2014. Our revenues were derived from the rental income of our properties. The cost of revenues was a result of maintenance (labor and materials) on our properties, depreciation, and other costs associated with generating our rental income. Total operating expenses for the three months ended March 31, 2014 were $36,632. Net loss for the three months ended March 31, 2014 was $(60,824).

For the fiscal year ended June 30, 2013 we generated revenues of $238,765 and cost of revenues of $153,408 resulting in gross profit of $85,357. The cost of revenues was a result of maintenance (labor and materials) on our properties, depreciation, and other costs associated with generating our rental income. During this time, we incurred operating expenses of $217,812, which included general and administrative costs, and interest expenses of $247,233 resulting in a net loss of $379,688. We believe that rental income and loans from our officer will be sufficient to support the limited costs associated with our initial ongoing operations for the next twelve months. We may sell additional shares in a private offering or other offering if we are unable to obtain funds from another source such as a shareholder loan. If sufficient funds cannot be raised, none of the Company’s plans may be implemented. There can be no assurance that the actual expenses incurred will not materially exceed our estimates or that cash flows from listing fees will be adequate to maintain our business. As a result, our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors’ report to the financial statements included in the registration statement.

Assets

At March 31, 2014 we had $1,187 in cash and $4,305,963 in net fixed assets which included our properties throughout Great Britain, less depreciation.

Revenue

The Company merged in April of 2013 and commenced operations. At that time, we also commenced generating revenues. For the three months ended March 31, 2014, we generated $78,792  in rental income compared to $49,874 for the three months ended March 31, 2013. We also realized $39,420 in cost of revenues for the three months ended March 31, 2014 compared to o the three months ended March 31, 2013 of $35,701. For the nine months ended March 31, 2014, we generated $233,876 in rental income compared to $168,458 for the nine months ended March 31, 2013. We also realized $114,280 in cost of revenues for the nine months ended March 31, 2014 compared to the nine months ended March 31, 2013 of $114,638.

Operating Expense

Total operating expenses for the three and nine months ended March 31, 2014 were $36,632 and $138,928 respectively compared to expenses for the three and nine months ended March 31, 2013 of $36,250 and $105,757.

Interest Expense

For the three and nine months ended March 31, 2014, we recognized $63,564 and $185,527 respectively in interest expense which was related to the interest paid on the mortgages on our real properties. For the three and nine months ended March 31, 2013, we recognized $59,482 and $184,974 in interest expense.

Net Loss

Net loss for the three and nine months ended March 31, 2014 was $(60,824) and $(204,859) compared to the three and nine months ended March 31, 2013 of $(81,559)  and $(236,991.)

Long Term Liabilities

We have bank loans on our properties totaling $2,127,214.  We also have $2,656,278 in short term debt owed to related parties. The funds were borrowed from our President, Dr. Eric Wong and were to fund our  purchase of properties and daily operations. There are no formal promissory notes but rather an oral agreement with Mr. Wong. The notes are unsecured, due on demand with imputed interest at the rate of 5% per annum. Accordingly, the imputed interest expenses of $95,594 and $85,836 during the nine months ended March 31, 2014 and 2013, respectively, were credited to additional paid in capital as shareholder’s contribution.

For the fiscal years ended June 30, 2012 and June 30, 2013

For fiscal year ended June 30, 2013 we generated revenues of $238,765 and cost of revenues of $153,408 resulting in gross profit of $85,357. All of our revenues were derived from rental income. The cost of revenues of approximately $153,408 was related to depreciation expense and commission. Currently the rental income from our properties fails to cover our mortgages and administrative expenses, resulting in a net loss of $379,688. During this time, we incurred operating expenses of $217,812, which included general and administrative expenses, and interest expenses of $247,233 consisting of the interest of $130,209 paid on the mortgages on our real properties, and interest of $117,024 imputed on related parties’ loan. For the fiscal year ended June 30, 2012, due to the income from our 8 properties, we had rental income of $145,725. We incurred $70,839 in administrative expenses, mostly due to management fees related to our rental income. We also incurred interest expenses of $122,801 consisting of the interest of $76,283 paid on the mortgages on our real properties, and interest of $46,518 imputed on related parties’ loan.. This resulted in a net loss of $128,286 for the fiscal year ended June 30, 2012.  Although our revenues increased by $93,040, our gross profit only increased by $20,003 due to a $73,037 increase in cost of revenues. Our cost of revenues was primarily attributable to depreciation expense related to our 8 rental properties. Our British subsidiary acquired approximately 40% of the properties in February of 2012, as a result, the depreciation expense of the properties in the year ended June 30, 2012 covered 5 months, rather than the whole year in 2013.

Our net loss in the year ended June 30, 2013 was $379,688 compared to a loss of $128,286 in the year ended June 30, 2012. This is in large part because of our increase in both administrative and interest expenses. Administrative expenses increase by $146,973 and interest expense increased by $124,432.

We expect to incur the normal expenses related to being a public company such as accounting and legal costs. We may drain all available financial resources to pay for such costs depending on our operations and costs. To date, our attorney has provided services in exchange for a nominal fee, but there is no guarantee that this will continue and thus, we may be financial distressed because of the costs associated with being a public company. We will also incur fees for audits and reviews so that we can file the proper 10q’s and 10k’s. As we begin to generate revenues, realize expenses, and acquire assets, it is possible that the costs related with being a public company will increase.

Assets

We currently have assets that total approximately $4,092,014 and consist of real property in the country of Great Britain. These assets were purchased in British pounds, and thus their value will fluctuate with the fluctuation of the US Dollar and British pound.

Liabilities

Our properties are currently secured with debt totaling approximately $2,015,311 all of which were with one bank, Aldermore Bank. To purchase the properties, our CEO, Dr. Eric Wong, provided us with approximately $2,383,413 to purchase our properties.

Liquidity and Capital Resources

The Company had $1,187 in cash as of March 31, 2014. Our financial statements include an explanatory paragraph of our auditor’s uncertainty as to our ability to continue as a going concern. As of March 31, 2014, the Company had net working capital deficiency of $2,693,360 and accumulated deficit of $749,471, and required capital for its contemplated operation and marketing activities to take place. The Company had $50,164 in cash as of June 30, 2013. We believe our cash uses will go towards travel costs for Dr. Wong to manage properties (approximately $10,000), capital improvements for our properties (approximately $50,000), and costs associated with general operating expenses including legal, accounting, and other expenses. We estimate that these general costs will approximately be $225,000 and we will then add an additional $50,000 for capital improvements. Thus we will need to generate cash in order to cover all of our expenses. The interest payments for the next 12 months (7/1/2013 – 6/30/2014) are $120,184 in total. We are not sure if this will be sufficient to meet our operating requirements for the next 12 months.

The investigation of prospective financing candidates involves the expenditure of capital. The Company will likely have to look to Dr. Wong or to third parties for additional capital. There can be no assurance that the Company will be able to secure additional financing or that the amount of any additional financing will be sufficient to conclude its business objectives or to pay ongoing operating expenses.

If Dr. Wong is unable to lend additional funds to the Company in the event that Company needs additional funds, we may need to deploy a plan to sell additional shares or look to a third party to lend funds to the Company. If the Company is to borrow funds from a third party, the terms and conditions of such a loan may not be on favorable terms. If we are unable to address our liquidity issues, there is a great chance that the Company will not have adequate funding to continue its business plan and will thus, fail.

We may also sell a property in order to cover cash short falls.

Related Party Transactions

Since our incorporation, we have raised capital through notes from our CEO, Dr. Eric Wong. Dr. Wong has lent the Company $2,656,278 and $2,383,413 as of March 31, 2014 and June 30, 2013, respectively. The funds borrowed from the Company’s President were to fund the Company’s purchase of properties and daily operations. There are no formal promissory notes but rather an oral agreement between the President and the Company. The notes are unsecured, due on demand with imputed interest at the rate of 5% per annum. Accordingly, the imputed interest expenses of $95,594 and $85,836 during the nine months ended March 31, 2014 and 2013, respectively, were credited to additional paid in capital as shareholder’s contribution.

The Company may elect, with the consent of Dr. Wong, at some date in the future, convert the note into equity of the Company. Currently there is no plan of conversion.

To acquire the shares of the Kallisto that resulted in our merger, Dr. Wong paid $69,992.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Employees

Currently, Eric YK Wong is our Chief Executive Officer and Financial Officer and devotes most of his working hours to our Company without a salary. His brother, Edmund Wong, is our Chief Operating Officer and devotes all of his time to our business, as well. For more information on our personnel, please see "Director, Executive Officers, Promoters and Control Persons." Initially Mr. Eric YK Wong will coordinate all of our business operations. Dr. Eric Wong, our CEO, has provided the working capital to cover our initial expense. We plan to use consultants, attorneys, accountants, and technology personnel, as necessary and do not plan to engage any additional full-time employees in the near future. We believe the use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having salaried employees.

Dr. Eric Wong is spending the time allocated to our business in handling the general business affairs of our company such as accounting issues, including review of materials presented to our auditors, working with our counsel in preparation of filing our S-11 registration statement, and developing our business plan and researching investment opportunities and possible property acquisitions. To date, Messrs. Wong have purchased eight (8) various properties and coordinate management and financing of the properties.

We currently outsource all of the management of our properties to an outside management firm.

REPORTS TO STOCKHOLDERS

We are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We are currently subject to the requirements of Section 15(d) under the Exchange Act, which requires an issuer to file annual reports on Form 10-K (or any successor form), quarterly reports on Form 10-Q (or any successor form), and current reports on Form 8-K.

All of our reports can be reviewed through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) which is publicly available through the SEC’s website (http://www.sec.gov).

We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our Certified Public Accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders, as we deem appropriate or required by applicable securities regulations.

INVESTMENT POLICIES OF REGISTRANT

In all types of investment, our policies may be changed by our directors without a vote of security holders. Until we add additional members to our Board of Directors, our officers will determine which investments we make. When we do expand our Board of Directors, we will alter this policy to include a policy about the Board of Directors approval regarding investments. Until then, our officers, Mr. Wong and Dr. Wong, will have the ability to make all decisions unilaterally. We do not have any thresholds for investments currently, but will keep a loan to value ratio of 50% or less on all properties we acquire.

We will seek out mixed use, small retail, office, restaurant, and multi-family properties primarily in the Midlands of England. We will look to expand to other parts of England then to other countries. Although we will be seeking out properties that provide capital appreciation, we will most likely purchase properties primarily for income and cash flow from rental income. We expect to finance our properties with up to 50% loan to value ratio with traditional bank financing, but will not be limited by the amount of leverage or the number of liens that we use. Upon stabilization of our  long term properties (See “Description of Business”), we will hire appropriate, local, vetted management to manage properties for up to 10% of the gross revenues of the property.

We will look to invest in both short term and long term properties depending on the size, location, rehab costs, and cash flow of the property.

We have no intention of investing in real estate securities.

As market conditions change, our policies will be evaluated and updated as necessary to safeguard shareholder equity and increase shareholder value.

DESCRIPTION OF REAL ESTATE

CenturyTouch Ltd (“Company”, “we”, or “us”) is a Delaware company with substantially all of its assets outside of the United States. On April 24, 2012, it merged with CenturyTouch Limited, a Great Britain company. CenturyTouch Limited was formed on June 9, 2010 as a private limited company. We believe, for our shareholders, it is an advantage to be a publicly traded company in the United States even though our business is in foreign countries. Therefore, we have elected to use our resources to file a registration statement with the Securities Exchange Commission and will then seek listing on the OTCBB.

OVERVIEW

We intend on investing in multi-family residential properties and certain commercial properties in the Midlands, England. We strive to expand throughout the country of Great Britain until supply for properties which we fit our investing criteria exist. We eventually hope to expand our business to other parts of the world, specifically southeast Asia as our CEO is a Hong Kong citizen. We will also look to investing in Australia. The Company will purchase, manage, and dispose of revenue producing assets, specifically residential and commercial properties.

We currently own eight properties that are various retail and multifamily units. In order to purchase more properties and expand our portfolio, we will have to seek out additional financing from our officer and director as well as from mortgage lenders on the properties that we purchase.

Investment Policies

We are looking to purchase various types of properties that fit the following criteria:

Stable/Performing Assets:

We will look to purchase assets that may be purchased as current cash flowing properties that have a low vacancy. Currently we own eight (8) properties in the Midlands, England in various cities and towns that are all occupied with tenants. See “Real Property Description” for more details on these properties.

Non-performing assets:

Those assets that we identify as "non-performing assets" are those properties that have little cash flow but have potential for great value increases so long as we add value in terms of rehab or management to the property. We will seek properties with capitalization rates of no less than 10% capitalization upon stabilization. Capitalization Rate is defined as the ratio between the net operating income produced by an asset and its capital cost (the original price paid to buy the asset) or its current market value. It is calculated by dividing the net operating income by the purchase price of the property. We plan to "stabilize" distressed properties or non-performing assets by adding value through new management and rehab. We will consider a property stabilized upon the completion of rehab and the entry of new tenants (if need be.).

Borrowing Policy

To date, and going forward, we intend to only borrow up to 50% of the appraised value of any property that we purchase. On all of the properties we currently own, our borrowings from Aldermore Bank were based on 50% of the appraised value as provided by an independent third party. Our governing documents place no restrictions on the amount of leverage we may use. We have borrowed additional funds from our CEO/President, Dr. Wong to purchase the properties. However, Dr. Wong’s loans are unsecured and our properties are not encumbered by this debt. There are no formal promissory notes but rather an oral agreement between the President and the Company. The notes are unsecured, due on demand with imputed interest at the rate of 5% per annum.

Milestones

We hope to reach the following milestones in the next 12 months.

Early 2014 – We plan to continue to look for commercial properties and shops throughout Midlands region in England. We hope, with bank financing and loans from our officers, that we are able to purchase a total of 7 to 12 more properties by March 2014.

January 2014 – We hope to expand our property acquisitions outside of the Midland region and into the Greater London region if supply exists. We hope to acquire 10 to 12 such properties by the end of June 2013.

In the winter of 2014 – We will look to expand into the Far East, especially in Malaysia and Hong Kong. The company is looking to acquire other companies in Malaysia and Hong Kong, which has businesses in buying and renting commercial properties and shops.

June 2014 – We hope to locate and purchase commercial properties and shops throughout Wales region. Expect to buy at least 10 to 20 shops (in total) by end of June 2014.

September 2014 – We hope to seek out properties in the Scotland region of Great Britain if supply permits with approximately 10 to 20 properties acquired by the end of October 2014.

December 2014- We will look to expand into the Australian market, especially in Sydney and Melbourne regions. The company will setup subsidiary to buy commercial properties and shops to let, in these 2 cities. Expect to buy at least 5 to 10 shops (in total) in the last quarter of 2014.

Regional Analysis

East Midlands Region of England

Six of our eight properties are specifically located in the “East Midlands” part of the region. According to a 2012 study conducted by the Smith Institute, the East Midlands has the fastest-growing population outside London and the East of England. High and growing household waiting lists suggest there is an unmet need for housing. The average valuation of building land for housing with planning permission is the lowest of any region, at less than a fifth of the valuation of land  in London and only 45% of the national average. Build costs are also low. Rents are 21% to 32% lower, depending on the size of the property, than the national average, which makes the government’s Affordable Homes Programme (AHP) (formerly the National Affordable Housing Programme or NAHP) difficult to operate within the region. The East Midlands is unusual in its housing profile in that it has both low relative housing costs and continuing high demand and need. As a result the country has a clear opportunity for housing-led regeneration within the East Midlands. At mid-2010, the East Midlands had a population of nearly 4.5 million, accounting for 10.1% of the total population in England outside London. Despite the area’s housing provision advantages, the East Midlands was allocated only 3.7% of the NAHP, the main housing investment programme, for 2011-15. Of the RGF, the main government regeneration investment programme to 2015, only 4% was allocated to the East Midlands in the first two rounds, although the region accounted for over 11% of the bids.

Yorkshire Region of England and City of Sheffield

One of our properties is in the Yorkshire region of England, specifically the city of Sheffield. Sheffield is in south Yorkshire and has experienced an average growth of 5% per year according to a Sheffield City Council report in 2010. It currently has an estimated population of about 551,000 people. Also according to the Sheffield City Council, despite growth in the last few years, the population in Sheffield makes an average of 10% -15% less than the population of England as a whole.

East of England and the County of Norfolk

One of our properties is in the East of England region, specifically in the county of Norfolk. Although the population is around 850,000, it is rural in many locations. The New Anglia Local Enterprise Partnership has been recently established by business leaders to help grow jobs across Norfolk and Suffolk. They have secured an enterprise zone to help grow businesses in the energy sector and established the two counties as being a center for growing services and products for the green economy.

Our Properties

The acquisition date set forth in the following table was the date when each property was acquired by CenturyTouch Limited, the British subsidiary of the Company. We currently own eight (8) properties, book value of which were approximately $4,019,339 as of June 30, 2013 and have debt on those properties of approximately $2,642,911, collectively, as of June 30, 2013. These values are based on the purchase price less depreciation. One of our properties has no debt and is owned free and clear. All of our properties are encumbered by debt by one bank, Aldermore Bank, with the same terms and conditions:

1.)	Amortized over 20 years
2.)	5.35% + Libor interest rate

Property	Location	Type	Units	Purchased Date	Occupancy
62 Gold Street	Northampton	Mixed Use Retail and Residential	1	2/1/2012	100%
27-29 Westgate	Grantham	Mixed Use Retail and Residential	8	8/20/2010	100%
453 Firth Park Road	Sheffield	Mixed Use Retail and Residential	3	2/1/2012	100%
310, 312, 314 & 343 Carlton Hill	Nottingham	Mixed Use Retail and Residential	8	2/1/2012	100%
240 Derby Road	Nottingham	Multi-tenant residential	7	1/10/2012	100%
53 High Street	Norfolk	Retail	2	2/1/2012	100%
60-65 Welby Street	Grantham	Mixed Use Retail and Residential	5	8/20/2010	100%
7-11 Bridge Street	Boston	Mixed Use Restaurant and Residential	1	11/17/2011	100%

We currently have mortgages on all of our properties with the exception of Bridge Street which we own free and clear. All of the mortgages are a first position mortgage and are held by Aldermore bank on the terms above at an approximate loan to value ratio of 50%. All properties are fully occupied and are managed by the same management company. Our property at 7-11 Bridge Street currently operates as a pub. All of our mortgages have a due on sale provision.

Rental rates for our residential units range between $550 and $850 monthly and we determine the rates using a comparative model where our management company informs us of the then current market rates in the area based on what other comparable units are renting for. Rental rates for our Commercial units range between $1200 and $2000 using the same comparative approach. All of our leases were in place prior to our merger. No prior rental history existed before the acquisition of each property since all properties needed to be refurbished into rentable units after the acquisition.

Our commission average 5% of the gross rents. All of our tenants pay for their own improvements costs and there have been no concessions to date.

Our commercial units have a variety of lease terms ranging from 10 years to 27 years.

History of Properties

In our financials, we concluded that the prior owner occupied all of the units in multiple unit properties. Below is an explanation for how this was possible.

Property: 62 Gold Street, Northampton
Explanation: Previous owner decided to retire and he closed down his business and sold the property to CT.  The flat on the 1st floor was used as storage for his business.

Property: 27-29 Westgate, Grantham
Explanation: Previous owner ran business through the ground floor shops and all above residential units were empty and unoccupied for more than 6 years, because those apartments needed major renovation.  Once we took over the property, we spent more than 6 months to renovate and refurbish the property before we rented it out.

Property: 453 Firth Park Road, Sheffield
Explanation: Previous owner ran an electrical and appliances business at the shop.  All apartments upstairs were being used by themselves.

Property: 310, 312, 314 & 343 Carlton Hill, Nottingham
Explanation: Previous owner ran several of his businesses by himself out of this property.  All the above flats were used by the owner as storage and offices for his businesses.  However, once we took over the properties, we carried out major renovations by turning those storage and offices into residential apartments.

Property: 240 Derby Road, Nottingham
Explanation: Previous owner his whole family lived in the property.  Once they move out from the property, we decided to renovate and convert the property into 7 apartments.

Property: 53 High Street, Norfolk
Explanation: Previous owner ran a convenience store business at the shop.  All apartments upstairs were being used as storage by themselves.

Property: 60-65 Welby Street, Grantham
Explanation: Same owner as 27-29 Westgate, Grantham.  Previous owner ran his business through the ground floor shops and all above residential units were empty and unoccupied for more than 6 years, because those apartments needed major renovation.  Once we have took over the property, we spent more than 6 months to renovate and refurbish the property before we rented it out.

Property: 7-11 Bridge Street, Boston
Explanation: Previous owner used the property as a wine bar and all the above floors were used as storage and offices prior to the Company purchasing the property.

Refurbishments

When we acquire a property with empty units or when a tenant leaves a unit, we will refurbish the following items in the unit prior to moving in a new tenant:

1.	We will repaint the wall at those area where we cannot use wall paper.

2.	We will replace wall paper in those areas where the wall paper is ripped or dirty.

3.	We replace the carpets if they are beyond cleaning.

4.	We will also replace the boiler if it is getting too old or malfunction. From our experience, the heating system needs to be replaced every 4-6 years.

5.	All electrical appliances (i.e. washing machine, cooker, microwave, etc.) are replaced every 3 to 5 years.

6.	We will also replace some electrical wiring and water pipes if needed.

7.
We will also need to do maintenance for all windows and roof every 7-10 years. Most of the UK flats are still using wood built frame windows. Frequency in updating windows and roofs is due to the inclement weather in the UK between December and February.

In any circumstance, we work to update rental units so that they are tidy, neat and safe.

Management Agreement

We have entered into a management agreement with Rowell Property Services in Nottingham. Rowell collects all of the rents on our properties as well as fills vacancies in the event there is a vacancy. Rowell derives fees from the rent at a rate of 7% of the rent collected. For rental services, the fee is 40% of the first month’s rent. Rowell handles all contracts, repairs, and management on our behalf.

The 40% and 7% fees are based on the gross rent collected from the tenant. We have attached the management agreement as an exhibit. This agreement is in effect as of 2010 and will be terminated upon three months’ notice to the management company. There are no termination fees.

Competition

We will face competition from other developers that are looking to implement or are already implementing a similar business plan to ours. Further, we may be at a disadvantage to our competition who may have greater capital resources than we do, specifically cash. It has become increasingly difficult to obtain lending on many properties and those developers that are able to close without financing and pay the full purchase price of a property in cash may be able to close on more properties or may realize a greater profit as they will be able to negotiate better purchasing terms.

Our CEO and COO, Messrs. Wong, have significant experience in real estate development. He has experience in international real estate acquisition and construction. We hope this, coupled with his relationships with banks in the markets in which we are in or hope to enter, will distinguish us from our competition. Further, we believe that our business plan, which allows us to look for several different types of properties in a variety of international markets, provides us with greater opportunities than other real estate development companies.

TAX TREATMENT OF REGISTRANT AND ITS SUBSIDIARIES

Although we hope to be a real estate company with real estate assets, we will not be initially operating as a Real Estate Investment Trust (“REIT”) as we fear we may not initially be able to qualify as a REIT. Therefore, we will initially operate a C corporation.

For federal income tax purposes, a C corporation is recognized as a separate taxpaying entity. A corporation conducts business, realizes net income or loss, pays taxes and distributes profits to shareholders.

The profit of a corporation is taxed to the corporation when earned, and then is taxed to the shareholders when distributed as dividends. This creates a double tax. The corporation does not get a tax deduction when it distributes dividends to shareholders. Shareholders cannot deduct any loss of the corporation.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

We intend to file, through an appropriate market maker, for inclusion of our common stock on the Over-the-Counter Bulletin Board; however, there can be no assurance that FINRA or NASDAQ will approve the inclusion of the common stock. Prior to the effective date of this offering, our common stock was not traded.

DIVIDENDS

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;

•	earnings;

•	need for funds;

•	capital requirements;

•	prior claims of preferred stock to the extent issued and outstanding; and

•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

DESCRIPTION OF SECURITIES TO BE REGISTERED.

General

Our authorized capital stock consists of 500,000,000 Shares of common stock, $0.0001 par value per Share Common Stock.

We are authorized to issue 500,000,000 shares of common stock, $0.0001 par value per share. Currently we have 31,390,000 common shares issued and outstanding.  We do not have any holding period requirements for our common stock.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Delaware for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of Preferred Stock, $.0001 par value per share. Currently we have 0 preferred shares issued and outstanding.

Dividends

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board, maintained by FINRA, upon the effectiveness of the registration statement of which this prospectus forms a part.

There are several requirements for listing our shares on the Over the Counter bulletin board, including:

*    we must make filings pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934;

*    we must remain current in our filings;

*    we must find a member of FINRA to file a form 211 on our behalf. The information contained within form 211 includes comprehensive data about our company and our shares. Form 211 and our prospectus are filed with FINRA so that they can determine if there is sufficient publicly available information about us and whether our shares should be listed for trading.

We can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Penny Stock Reform Act of 1990

The Securities Enforcement and Penny Stock Reform Act of 1990 require additional disclosure for trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to exceptions. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction before sale. Our shares will probably be subject to the Penny Stock Reform Act, thus potentially decreasing the ability to easily transfer our shares.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus, and as adjusted giving effect to the sale of 31,390,000 shares of common stock in this offering, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by our director and executive officer, and by all of our directors, proposed directors and executive officers as a group.

Name of Beneficial Owner(1)	Number Of Shares	Percent Before Offering	Percent After Offering

CenturyTouch Group (1)	16,008,900	40%	0%
Dr. Eric YK Wong, CEO and Director	3,139,000	10%	0%
Edmund Yew Loong WONG, COO	1,569,500	5%	0%
Joanne Suet Peng LIU	1,569,500	5%	0%
Tiffany Hung Fan CHAN	1,569,500	5%	0%
Mina Man Yi NG	1,569,500	5%	0%
Maggie Wan Chi CHAU	3,139,000	10%	0%
Terri Suk Ling YIM	1,569,500	5%	0%
Total Principal Shareholders, Officers, and Directors as a Group	30,134,400	96%	0%
_____________
1.)	This shareholder is controlled by our CEO, Dr. Eric Wong and therefore all of the shares held by CenturyTouch Group are attributable to Mr. Wong.

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this prospectus.

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of our Board of Directors serve, without compensation, until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Information as to the director and executive officer is as follows:

Name	Age	Title

Eric YK Wong	40	Chief Executive Officer, Treasurer, Director

Edmund Wong	51	Chief Operating Officer

Duties, Responsibilities and Experience

Dr. Eric Y. K. WONG is our Chairman and Chief Executive Officer. Dr. Wong has more than 15 years of experienced in the real estate and financial investment industry.  He  graduated from The Nottingham Trent University, UK for his BSc (Hons) and Ph.D. in 1995 and 1997 in Computer Science. He was the youngest student ever to obtain a PhD from the University at 19 years old.  Until 2009, for about 15 years, Dr. Wong was a professor in computer science and was also the Senior Programme Director at the University of Hong Kong. Dr. Wong, since 2009, has been an active real estate investor whereby Mr. Wong does not just invest in real estate, but finds, manages, and sells his own properties as opposed to having a passive role in investing. Dr. Wong is primarily tasked with acquisitions and due diligence for our properties. Due to his overall management of the Company, his experience regarding real estate investing, and his skills in leadership, Dr. Wong has been designated as the Chief Executive Officer and Chairman of the Board of Directors.

Dr. Eric Wong is a promoter of the company.

Mr. Edmund Y. L. WONG is our Chief Operating Officer. Dr. Wong has more than 20 years of experienced in the real estates and operations management industry.  He is the eldest brother of Dr. Eric Wong.  He was graduated from the University of Bradford, UK for his BEng (Hons) in 1993.  He has worked at Panasonic both in Malaysia and Hong Kong as the General Manager of the Sales and Services Department, for the past 20 years until entering into the real estate business in 2010.Since 2010, Mr. Wong has been tasked with the overall day to day management of our properties including the management of our full service manager. Mr. Wong is currently searching for properties in the U.K. for our future acquisition. Because of his management experiences and his involvement with our Company, Mr. Wong has been designated as the Chief Operating Officer of the Company.

Mr. Wong is a promoter of the company.

Messers. Wong and Wong are our only promoters.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of our officers and directors.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	YTD	Salary	Bonus	Other Annual Compensation	Restricted Stock	Options

Eric YK Wong	2012	$-0-	-0-	-0-	$3,139	-0-
CEO, Director	2013	$-0-	-0-	-0-	$-0-	-0-

Edmund Wong	2012	$-0-	-0-	-0-	$156.95	-0-
COO	2013	$-0-	-0-	-0-	$-0-	-0-

Dr. Wong and Mr. Wong have not received any monetary compensation or salary since the inception of the Company.

Directors’ Compensation

Directors are not entitled to receive compensation for services rendered to CenturyTouch Ltd, or for each meeting attended except for reimbursement of out-of-pocket expenses. There are no formal or informal arrangements or agreements to compensate directors for services provided as a director.

Stock Option Grants

CenturyTouch Ltd did not grant any stock options to the executive officer during the most recent fiscal year ended June 30, 2013. CenturyTouch Ltd has also not granted any stock options to the Executive Officers since incorporation.

Employment Agreements

There are no current employment agreements or current intentions to enter into any employment agreements.

Future Compensation

Mr. Wong and Dr. Wong have agreed to provide services to us without compensation until such time as either we have sufficient earnings from our revenue.

Board Committees

We do not currently have any committees of the Board of Directors, as our Board consists of one member. Additionally, due to the nature of our intended business, the Board of Directors does not foresee a need for any committees in the foreseeable future.

Transfer Agent

The transfer agent for the common stock will be Globex Transfer Service with whom we have already entered into the agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company utilizes office space provided at no cost from our officers. Office services are provided without charge by the Company’s director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected. Dr. Eric Wong is the primary officer, director, and promoter of CenturyTouch Ltd and developed the business plan. Mr. Edmund Wong is also an officer and promoter of the Company.

The Company had outstanding balances on its notes payable to Dr. Wong our CEO and majority shareholder of the Company, in amount of $2,383,413 and $2,211,080 as of June 30, 2013 and 2012, respectively. The funds borrowed from the Dr. Wong were to fund the Company’s purchase of properties and daily operations. Accordingly, there are no formal promissory notes but rather an oral agreement between the CEO and the Company. The notes are unsecured, due on demand with imputed interest at the rate of 5% per annum. The imputed interest expenses of $117,024 and $46,518 during the years ended June 30, 2013 and 2012, respectively, were credited to additional paid in capital as shareholder’s contribution.

SELECTION, MANAGEMENT AND CUSTODY OF REGISTRANT’S INVESTMENTS

(a) Describe the arrangements made or proposed to be made by the registrant with respect to the following:

The Company will hire on site, non-affiliated, management for buy and hold properties. Management costs will be a percentage of gross revenues not to exceed 10%. The officers and directors will be responsible for the purchases and sales of the property.

POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS

Our policy with respect to officers or directors concerning certain transactions is as follows:

No officer or director may have any direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest.

We may issue senior securities, but have no interest, currently, in underwriting securities of others or purchasing securities or assets other than real property assets. We will likely encumber our properties that we acquire with bank financing but we intend that such financing will not exceed 50% of the value of the property at the time of purchase

Conflicts of Interest

There are currently no conflicts of interest between the Company, our officer, directors or affiliates. To this end, we maintain (and will continue to maintain) the following policies to minimize the risk of such a conflict developing:

i)
Our officers are not a general partner or an affiliate of the general partner in other investment entities (public and/or private) engaged in making similar investments or otherwise makes or arranges for similar investments.

ii)	Our officers do not have the authority to invest the Company's funds in other entities in which our officer or an affiliate has an interest.

iii)	No properties in which our officers or our affiliates have an interest bought from or properties are sold to officer or our affiliates or entities in which they have an interest.

iv)	Our officers and affiliates do not own or have an interest in properties adjacent to those to be purchased and developed by the Company.

v)	There are no affiliates of the Company who act as underwriters, real estate brokers or managers for the partnership, act in such capacities for other partnerships or entities.

vi)	No affiliate of the Company places mortgages for the Company or otherwise acts as a finance broker or as insurance agent or broker receiving commissions for such services.

vii)
No affiliate of the Company acts (a) as an underwriter for the offering, or (b) as a principal underwriter for the offering thereby creating conflicts in performance of the underwriter's due diligence inquiries under the Securities Act.

viii)
The compensation plan for the officer currently does not create a conflict between the interests of the officer and that of the Company.

Our CEO, Eric Wong, does have interest in land development deals in Malaysia in another entity which he controls. However, we do not believe this is a conflict as the investment criteria for that entity involves the development of raw land and new construction. We have no intention, as part of our investing plans, to participate in new construction or land development deals.

LIMITATIONS OF LIABILITY

Section 145 of the Delaware General Corporation Law (“DGCL”) makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

As permitted by the DGCL, our restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to us or to our stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the restated certificate of incorporation is to eliminate the rights of this corporation and its stockholders (through stockholders’ derivative suits on behalf of this corporation) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

Our restated certificate of incorporation provides that we have the power to indemnify, and our restated by-laws state that we shall indemnify, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he is or was a director, officer, employee or agent of this corporation or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Our restated by-laws further provide that we may purchase and maintain insurance on our own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of this corporation or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not we would have the power to indemnify such person against such liability under our restated by-laws.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

No director of CenturyTouch Ltd will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Stan Jeong-Ha Lee, CPA (“Lee”) resigned as our independent registered public accounting firm on August 6, 2013.  Lee's reports on our financial statements from inception to the date of his resignation did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified as to uncertainty, audit scope, or accounting principles, and Lee did not issue a report on our financial statements for the year ended June 30, 2012.  Lee’s audit reports for the period from inception to December 31, 2012 contained an explanatory paragraph in respect to uncertainty as to our ability to continue as a going concern.

From inception to August 6, 2013, the date of Lee's resignation, we had no disagreements with Lee on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Lee's satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

We have provided Lee with a copy of the disclosures made in our amended Registration Statement prior to the time our amended Registration Statement was filed with the Securities and Exchange Commission. We requested that Lee furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with our statements made in this Report. A copy of Lee's letter dated August 6, 2013, was attached as Exhibit 16.1 as part of our Registration Statement.

On April 24, 2013, we engaged Bongiovanni & Associates, CPAs as our auditor. The financial statements included in this prospectus and the registration statement have been audited by Bongiovanni & Associates, CPAs to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Jillian Ivey Sidoti will be paid $20,000 for services rendered relating to this S-11 registration statement.

CENTURYTOUCH LTD, INC.
CONSOLIDATED FINANCIAL STATEMENTS

FL Office 7951 SW 6th St., Suite. 216 Plantation, FL 33324 Tel: 954-424-2345 Fax: 954-424-2230 NC Office 19720 Jetton Road, 3rd Floor Cornelius, NC 28031 Tel: 704-892-8733 Fax: 704-892-6487

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
CenturyTouch Ltd, Inc. and its subsidiary

We have audited the accompanying consolidated balance sheets of CenturyTouch Ltd, Inc. and its subsidiary (“the Company”) as of June 30, 2013 and 2012 and the related consolidated statements of income, stockholders’ equity, and consolidated cash flows for the years ended June 30, 2013 and 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CenturyTouch Ltd, Inc. and its subsidiary as of June 30, 2013 and 2012, and the results of its operations, changes in stockholders’ equity and cash flows for the years ended June 30, 2013 and 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the consolidated financial statements, the Company has suffered losses from operations and has a net capital deficiency as of June 30, 2013. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 9. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 11 to the financial statements, the Company restated its consolidated financial statements for the year ended June 30, 2012, which was audited by the predecessor auditor, due to understatement of trade accounts receivable, receipts in advance, noncurrent portion of bank loan, common stock, additional paid in capital, accumulated other comprehensive income (loss), rental income, cost of revenue, interest expense, foreign currency translation adjustment, weighted average common shares outstanding basic, and fully diluted; and overstatement of cash and cash equivalents, other assets, land and building, investments, current portion of bank loan, accounts payable, accruals and deferred income, accumulated other comprehensive income, general and administrative.

Bongiovanni & Associates, CPA’s
Certified Public Accountants

Cornelius, North Carolina
The United States of America
October 29, 2013

www.ba-cpa.net

CenturyTouch Ltd Inc. and subsidiary
Audited Consolidated Balance Sheets
As of June 30, 2013 and 2012

		Restated
	June 30, 2013	June 30, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$50,164	$5,505
Trade accounts receivable	-	2,039
Other receivables	-	38,238
Other Assets	6,634	-
Other Assets - related party	15,877	-
TOTAL CURRENT ASSETS	72,675	45,782

FIXED ASSETS
Property, plant, and equipment	3,828,221	3,948,041
Land	423,330	436,580
Accumulated depreciation	(232,212)	(113,141)
NET FIXED ASSETS	4,019,339	4,271,480

TOTAL ASSETS	$4,092,014	$4,317,262

LIABILITIES AND STOCKHOLDERS' (DEFICIT) / EQUITY
CURRENT LIABILITIES
Bank loans - current portion	$65,429	$107,043
Loans payable - related party	2,383,413	2,211,080
Accounts payable	24,023	40,871
Receipt in advance	-	10,778
TOTAL CURRENT LIABILITIES	2,472,865	2,369,772

LONG-TERM LIABILITIES
Bank loans - non current portion	1,949,882	2,025,941
TOTAL LONG-TERM LIABILITIES	1,949,882	2,025,941

TOTAL LIABILITIES	4,422,747	4,395,713

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' (DEFICIT) / EQUITY
Preferred stock ($.0001 par value, 20,000,000 shares authorized, none issued and outstanding	-	-
as of June 30, 2013 and 2012, respectively)
Common stock ($.0001 par value, 500,000,000 shares authorized, 31,390,000 shares,	3,139	3,139
issued and outstanding as of June 30, 2013 and 2012, respectively)
Additional paid in capital	199,671	82,570
Accumulated other comprehensive income (loss)	11,069	764
Retained earnings	(544,612)	(164,924)
TOTAL STOCKHOLDERS' (DEFICIT) / EQUITY	(330,733)	(78,451)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) / EQUITY	$4,092,014	$4,317,262

See accompanying notes to these financial statements and auditors' report.

CenturyTouch Ltd Inc. and subsidiary
Audited Consolidated Statements of Income and Comprehensive Income
For the Years ended June 30, 2013 and 2012

		Restated
	For the years ended
	June 30, 2013	June 30, 2012

Revenues
Rental income	$238,765	$145,725
Cost of revenues	153,408	80,371
Gross profits	85,357	65,354

Operating expenses
General and administrative	217,812	70,839
Total Operating Expenses	217,812	70,839

Income from operations	(132,455)	(5,485)

Other income (expenses)
Interest expenses	(247,233)	(122,801)
Total other income (expense)	(247,233)	(122,801)

(Loss) income before income taxes	(379,688)	(128,286)

Income taxes	-	-

Net (loss) income	$(379,688)	$(128,286)

Other comprehensive income
Foreign currency translation adjustment	10,305	740

Comprehensive income	$(369,383)	$(127,546)

Earnings per common share
Basic	$(0.01)	**

Fully diluted	$(0.01)	**

Weighted average common shares outstanding
Basic	31,390,000	31,390,000

Fully diluted	31,390,000	31,390,000

** Less than $.01

See accompanying notes to these financial statements and auditors' report.

CenturyTouch Ltd Inc. and subsidiary
Consolidated Statements of Stockholders' Equity (Restated)
For the Years ended June 30, 2013 and 2012

	Common Stock,		Preferred Stock,		Additional	Accumulated Other		Total
	$.0001 par value		$.0001 par value		Paid in	Comprehensive	Retained	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Income (loss)	Earnings	Equity

Balances as of June 30, 2011	31,390,000	3,139	-	-	36,052	24	(36,638)	2,577

Shareholder's contribution related to imputed interest	-	-	-	-	46,518	-	-	46,518

Net (loss)	-	-	-	-	-	-	(128,286)	(128,286)

Foreign currency translation income	-	-	-	-	-	740	-	740

Balances as of June 30, 2012	31,390,000	$3,139	-	$-	$82,570	$764	$(164,924)	$(78,451)

Incorporations	-	-	-	-	-	-	-	-

Shareholder's contribution	-	-	-	-	117,101	-	-	117,101

Net (loss)	-	-	-	-	-	-	(379,688)	(379,688)

Foreign currency translation income	-	-	-	-	-	10,305	-	10,305

Balances as of June 30, 2013	31,390,000	$3,139	-	$-	$199,671	$11,069	$(544,612)	$(330,733)

See accompanying notes to these financial statements and auditors' report.

CenturyTouch Ltd Inc. and subsidiary
Audited Consolidated Statements of Cash Flows
For the Years ended June 30, 2013 and 2012

		Restated
	For the years ended
	June 30, 2013	June 30, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	(379,688)	(128,286)
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation	126,314	80,371
Imputed Interest	117,024	46,518
Changes in operating assets and liabilities:
Trade accounts receivable	2,039	(2,059)
Other receivables	38,230	(37,681)
Prepaid expenses	(23,211)	-
Accounts payable	(16,093)	41,275
Taxes payable	-	(9,538)
Other payables and accrued liabilities	(10,776)	(26,871)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(146,161)	(36,271)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	-	(1,373,602)
Purchase of land	-	(150,511)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	-	(1,524,113)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party loans	246,885	1,561,408
(Repayments) to bank loan	(54,586)	-
Contributions from shareholders	80	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	192,379	1,561,408

Foreign currency adjustment	(1,559)	(121)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	44,659	903

CASH AND CASH EQUIVALENTS:
Beginning of period	5,505	4,602

End of period	$50,164	$5,505

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the years for:
Interest	$130,209	$76,283
Taxes	$99	$9,538

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Incurrence of bank note payable for purchase of building	$-	$1,462,201

See accompanying notes to these financial statements and auditors' report.

CENTURYTOUCH LTD INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2013 AND 2012
(Expressed in USD)

1.     ORGANIZATION AND BUSINESS BACKGROUND

CenturyTouch Ltd Inc. (the "Company") was incorporated under the laws of the State of Delaware on August 12, 2010. The Company intended to serve as a vehicle to effect an asset acquisition, merger, and exchange of capital stock or other business combination with a domestic or foreign business. The Company has been inactive until its Share Purchase Agreement (the “SPA”) was entered with Centurytouch Ltd., a corporation organized and existing under the laws of United Kingdom (“CTL”) on April 12, 2012.

Pursuant to the SPA, William Tay, the sole shareholder of the Company, consummated a sale of 31,390,000 shares of the Company’s common stock to CTL for an aggregate purchase price of $69,990. Simultaneously, CTL entered into a share exchange agreement with all the stockholders of CTL, pursuant to which 53 shares of CTL, representing 100% of the issued and outstanding ordinary shares of CTL, were exchanged for 17,703,960 shares of common stock of the Company. Upon completion of the exchange, CTL became a wholly-owned subsidiary of the Company and Eric Y. K. Wong, the founder and majority shareholder of CTL, then owned a ‘controlling interest’ in the Company representing 61% of the issued and outstanding shares of Common Stock. On April 21, 2012, the Company changed its name from Kallisto Ventures, Inc. to CenturyTouch Ltd Inc. to more accurately reflect its business after the share exchange transaction with CTL aforementioned.

The share exchange transaction has been accounted for as a reverse acquisition and recapitalization of the Company whereby CTL is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer).  The accompanying consolidated financial statements are in substance those of CTL, with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of share exchange transaction.  The Company is deemed to be a continuation of the business of CTL, which owns and operates multi-unit properties throughout the Midlands area of England.  Accordingly, the accompanying consolidated financial statements include the following:

(1)           The balance sheet consists of the net assets of the accounting acquirer at historical cost and the net assets of the accounting acquiree at historical cost;

(2)           The financial position, results of operations, and cash flows of the accounting acquirer for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented and the operations of the accounting acquiree from the date of share exchange transaction.

The Company and CTL are hereafter collectively referred to as the “Company”.

CENTURYTOUCH LTD INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2013 AND 2012
(Expressed in USD)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) under the accrual basis of accounting, and are presented in US dollars.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Actual results could differ from such estimates.

Basis of Consolidation

All inter-company transactions and balances within the Company have been eliminated upon consolidation.

Cash and Cash Equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

Fixed Assets, Net

Fixed assets are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Depreciable life	Residual value
Commercial properties	39 years	0%
Residential properties	27.5 years	0%
Furniture and fixture	7 years	0%

Expenditures for maintenance and repairs are expensed as incurred.

CENTURYTOUCH LTD INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2013 AND 2012
(Expressed in USD)

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets.  Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If so, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during the years ended June 30, 2013 and 2012, respectively.

Revenue Recognition

The Company’s revenue is derived from rental income from the multi-unit properties throughout the Midlands area of England. In accordance with section 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition, the cost of property held for leasing by major classes of property according to nature or function, and the amount of accumulated depreciation in total, is presented in the accompanying balance sheets as of June 30, 2013 and 2012. There are no contingent rentals included in income in the accompanying statements of operations. Revenue is recognized on a straight-line basis and amortized into income on a monthly basis, over the lease term.

Cost of Revenues

Cost of revenues consists primarily of material costs, direct labor, depreciation and overhead, which are directly attributable to the revenue generation. The depreciation expenses in connection with the rental properties are included in cost of revenues.

Income Taxes

Income taxes are determined in accordance with Accounting Standards Codification Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. Income tax periods 2013 and 2012 are open for tax examination by taxing authority.

The Company conducts its major businesses in United Kingdom and is subject to tax liabilities in this jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the foreign tax authorities. As of June 30, 2013 and 2012, the Company had outstanding tax due in amount of $0 and $9,538, respectively, with its tax authority in United Kingdom.

CENTURYTOUCH LTD INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2013 AND 2012
(Expressed in USD)

Comprehensive Income (Loss)

FASB ASC 220, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during the year from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying consolidated balance sheets, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

Foreign Currency Translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of comprehensive income.

The reporting currency of the Company is the United States Dollars ("US$"). The Company's subsidiary in United Kingdom maintains its books and records in its local currency, U.K. Pound Sterling ("GBP"), which is functional currency as being the primary currency of the economic environment in which the entity operates.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the periods. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income.

Translation of amounts from GBP into US$ has been made at the following exchange rates for the respective periods:

	June 30, 2013	June 30, 2012

Period ended 1GBP:US$ exchange rate	1.5208	1.5684

	For the year ended June 30, 2013	For the year ended June 30, 2012

Period average 1GBP:US$ exchange rate	1.5681	1.5839

CENTURYTOUCH LTD INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2013 AND 2012
(Expressed in USD)

Basic and diluted earnings per share

The Company reports earnings per share in accordance with FASB ASC 260 “Earnings per Share”. This statement requires dual presentation of basic and diluted earnings with a reconciliation of the numerator and denominator of the earnings per share computations. Basic earnings per share amounts are based on the weighted average shares of common outstanding. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the periods presented. There were no adjustments required to net income for the periods presented in the computation of diluted earnings per share.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the Related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Subsequent Events

The Company evaluated for subsequent events through the issuance date of the Company’s financial statements.

Recently Issued Accounting Standards

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements up to ASU 2013-11, and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its consolidated financial condition or the consolidated results of its operations.

CENTURYTOUCH LTD INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2013 AND 2012
(Expressed in USD)

3.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are comprised of the following amounts at the respective dates:

	As of
	June 30, 2013	June 30, 2012
Cost:
Rental properties – commercial and residential	$3,809,971	$3,929,220
Land	423,330	436,580
Furniture and fixture	18,250	18,821
Total	4,251,551	4,384,621
Accumulated depreciation	(232,212)	(113,141)
Net	$4,019,339	$4,271,480

The value of land is evaluated by the Company periodically to determine the recoverability rather than depreciated over time. No impairments of land were recognized during the years ended June 30, 2013 and 2012, respectively.

During the years ended June 30, 2013 and 2012, the Company had depreciation expenses of $126,314 and $80,371, respectively, included in cost of revenues.

4.    NOTES PAYABLE – RELATED PARTIES

The Company had outstanding balances on its notes payable to Eric Y. K. Wong (“Mr. Wong”), the President and majority shareholder of the Company, in amount of $2,383,413 and $2,211,080 as of June 30, 2013 and 2012, respectively. The funds borrowed from the Company’s President were to fund the Company’s purchase of properties and daily operations. There are no formal promissory notes but rather an oral agreement between the President and the Company. The notes are unsecured, due on demand with imputed interest at the rate of 5% per annum. Accordingly, the imputed interest expenses of $117,024 and $46,518 during the years ended June 30, 2013 and 2012, respectively, were credited to additional paid in capital as shareholder’s contribution.

CENTURYTOUCH LTD INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2013 AND 2012
(Expressed in USD)

5.    NOTES PAYABLE

The Company had outstanding balances on its notes payable of the following amounts as of June 30, 2013 and 2012:

	As of
	June 30, 2013	June 30, 2012

Aldermore Bank PLC, interest rate of 5.35%+LIBOR*, due on December 20, 2031	2,015,311	2,132,984
Total notes payable	$2,015,311	$2,132,984
Less: Current portion of notes payable	(65,429)	(107,043)
Total long-term notes payable	$1,949,882	$2,025,941

* LIBOR = London Interbank Offered Rate

The mortgage finance with Aldermore Bank PLC commenced on February of 2012 and secured by the following properties with total book value of approximately $3,403,777 as of June 30, 2013.

240 Derby Road, Nottingham, NG7 1NX
27-29 Westgate & 61-63 Welby Street, Grantham, Lincolnshire, NG34 6LX
310, 312, 314, & 343 Carlton Hill, Nottingham, NG4 1JE
53 High Street, King’s Lynn, Norfolk, PE30 1BE
62 Gold Street, Northampton, NN1 1RS
453 Firth Park Road, Sheffield, S5 6QQ

6.    CAPITAL STRUCTURE

As of June 30, 2013, the Company was authorized to issue 500,000,000 shares of common stock, par value $.0001 per share, of which 31,390,000 shares issued and outstanding, and was authorized to issue 20,000,000 shares of preferred stock, par value $.0001 per share, none of which issued and outstanding.

On April 12, 2012, CTL entered into a share exchange agreement with all the stockholders of CTL, pursuant to which 53 shares of CTL, representing 100% of the issued and outstanding ordinary shares of CTL, were exchanged for 17,703,960 shares of common stock of the Company. Upon completion of the exchange, CTL became a wholly-owned subsidiary of the Company and Eric Y. K. Wong, the founder and majority shareholder of CTL, then owned a ‘controlling interest’ in the Company representing 61% of the issued and outstanding shares of Common Stock.

CENTURYTOUCH LTD INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2013 AND 2012
(Expressed in USD)

7.    INCOME TAXES

United States

The Company was incorporated under the laws of the State of Delaware and is subject to U.S. tax. No provisions for income taxes had been made as the Company had no taxable income for the years presented.

United Kingdom

The Company’s subsidiary is located in United Kingdom, which is subject to United Kingdom corporate tax. Provisions for corporate taxes had been accrued.

The Company uses the asset and liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. There were no material timing differences and therefore no deferred tax asset or liability as of June 30, 2013 and 2012. There was a net operating loss carry forward as of June 30, 2013 of approximately $544,612.

The effective income tax expense for the years ended June 30, 2013 and 2012 are as follows:

	2013	2012

Current taxes	$0	$0
Deferred taxes	0	0
	$0	$0

8.    COMMITMENT AND CONTINGENCIES

Neither does the Company own any property for the use of administration nor does it have any plans to lease any property in the future for such use since the majority workload in administration was outsourced to third parties. There was no rental expenses during the years ended June 30, 2013 and 2012, respectively.

9.    GOING CONCERN

These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. As of June 30, 2013, the Company had net working capital deficiency of $2,334,761 and accumulated deficit of $544,612, and required capital for its contemplated operation and marketing activities to take place.  The Company's ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company's contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations.  The ability to successfully resolve these factors raise substantial doubt about the Company's ability to continue as a going concern.

Future issuances of the Company's equity or debt securities will be required in order for the Company to continue to finance its operations and continue as a going concern. The Company's present revenues are insufficient to meet operating expenses. The financial statements do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

CENTURYTOUCH LTD INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2013 AND 2012
(Expressed in USD)

10.  SUBSEQUENT EVENTS

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to June 30, 2013 to the date these financial statements were issued, and has determined that it does not have other material subsequent events to disclose in these financial statements.

11.  RESTATEMENTS OF FINANCIAL STATEMENTS

On October 29, 2013, the Company’s management concluded that the Company’s audited financial statements for the year ended June 30, 2012 should no longer be replied on.

Specifically, on the consolidated balance sheet, the company’s cash and cash equivalents was overstated by $9 as of June 30, 2012. The company’s trade accounts receivable was understated by $2,039 as of June 30, 2012. The company’s other receivables was understated by $38,238 as of June 30, 2012. The company’s other assets was overstated by $40,343 as of June 30, 2012. The company’s net land and building was overstated by $117,581, and not separately present the amount of the property, plant, and equipment, land, and accumulated depreciation as of June 30, 2012. The company’s investments account was overstated by $2 as of June 30, 2012. The company’s current portion of bank loan was overstated by $58,048 as of June 30, 2012. The company’s related party loans payable was understated by $6,165 and classified as long term liabilities instead of short term liabilities, as of June 30, 2012. The company’s accounts payable was overstated by $19,824 as of June 30, 2012. The company’s accruals and deferred income was overstated by $16,995 as of June 30, 2012. The company’s receipt in advance was understated by $10,778 as of June 30, 2012. The company’s noncurrent portion of bank loan was understated by $70,639 as of June 30, 2012. The company’s common stock was understated by $3,138 as of June 30, 2012. The company’s additional paid in capital was understated by $82,568 as of June 30, 2012. The company’s accumulated other comprehensive income (loss) was understated by $764 as of June 30, 2012. The company’s accumulated other comprehensive income was overstated by $196,842 as of June 30, 2012.

On the consolidated statement of income and comprehensive income, the company’s rental income was understated by $ 1,187 for the year ended June 30, 2012. The company’s cost of revenue was understated by $ 80,371 for the year ended June 30, 2012. The company’s general and administrative was overstated by $2,250 for the year ended June 30, 2012. The company’s interest expense was understated by $47,139 for the year ended June 30, 2012. The company’s foreign currency translation adjustment was understated by $740 for the year ended June 30, 2012. The company’s weight average common shares outstanding basic was understated by 31,389,947 shares for the year ended June 30, 2012. The company’s fully diluted was understated by 31,389,947 shares for the year ended June 30, 2012

The following table sets forth all the accounts in the original amounts, restated amounts, and the difference between them, respectively.

CENTURYTOUCH LTD INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2013 AND 2012
(Expressed in USD)

12. PROPERTY ACQUISITIONS

The Company completed all Property acquisitions on or before June 30, 2012. The details of each acquisition are set forth as follows:

Purchase Date	Property Description	Purchase Price Of Land	Purchase Price Of Building	Total Purchase Price
August 20, 2010	13 units located in Grantham, UK	$146,239	$1,316,152	$1,462,391
November 17, 2011	1 commercial unit located in Boston, UK	$45,669	$411,022	$456,691
January 10, 2012	7 residential units located in Nottingham, UK	$56,813	$511,320	$568,133
February 1, 2012	14 units located in Northampton, Sheffield, Norfolk and Nottingham, UK	$193,226	$1,739,038	$1,932,264

All the units were previously owner-occupied and no prior rental history exits. Additionally, all the properties needed to be refurbished into rentable units after being acquired.  As a result of the acquisitions, the Company is expected to generate stable rental revenues.

During the year ended June 30, 2013, the Company had no new property acquisitions.

CenturyTouch Ltd Inc. and subsidiary
Consolidated Balance Sheets
As of March 31, 2014 and June 30, 2013

	March 31, 2014	June 30, 2013
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,187	$50,164
Other assets	7,273	6,634
Prepaid expense - related parties	37,383	15,877
TOTAL CURRENT ASSETS	45,843	72,675

FIXED ASSETS
Property, plant, and equipment	4,197,248	3,828,221
Land	464,138	423,330
Accumulated depreciation	(355,423)	(232,212)
NET FIXED ASSETS	4,305,963	4,019,339

TOTAL ASSETS	$4,351,806	$4,092,014

LIABILITIES AND STOCKHOLDERS' (DEFICIT) / EQUITY

CURRENT LIABILITIES
Bank loans - current portion	$68,697	$65,429
Loans payable - related party	2,656,278	2,383,413
Accounts payable	14,228	24,023
TOTAL CURRENT LIABILITIES	2,739,203	2,472,865

LONG-TERM LIABILITIES
Bank loans - non current portion	2,088,517	1,949,882
TOTAL LONG-TERM LIABILITIES	2,088,517	1,949,882

TOTAL LIABILITIES	4,827,720	4,422,747

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' (DEFICIT) / EQUITY
Preferred stock ($.0001 par value, 20,000,000 shares authorized, none issued and outstanding	-	-
as of March 31, 2014 and June 30, 2013, respectively)
Common stock ($.0001 par value, 500,000,000 shares authorized, 31,390,000 shares,	3,139	3,139
issued and outstanding as of March 31, 2014 and June 30, 2013, respectively)
Additional paid in capital	295,265	199,671
Accumulated other comprehensive income (loss)	(24,847)	11,069
Retained earnings	(749,471)	(544,612)
TOTAL STOCKHOLDERS' (DEFICIT) / EQUITY	(475,914)	(330,733)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) / EQUITY	$4,351,806	$4,092,014

See accompanying notes to financial statements.

CenturyTouch Ltd Inc. and subsidiary
Unaudited Consolidated Statements of Operation and Comprehensive Income
For the three and nine months ended March 31, 2014 and 2013

	For the Three months ended		For the Nine months ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Revenues
Rental income	$78,792	$49,874	$233,876	$168,458
Cost of revenues	39,420	35,701	114,280	114,638
Gross profits	39,372	14,173	119,596	53,820

Operating expenses
General and administrative	36,632	36,250	138,928	105,757
Total Operating Expenses	36,632	36,250	138,928	105,757

Income from operations	2,740	(22,077)	(19,332)	(51,937)
Other income (expenses)
Interest expenses	(63,564)	(59,482)	(185,527)	(184,974)
Total other income (expense)	(63,564)	(59,482)	(185,527)	(184,974)

(Loss) income before income taxes	(60,824)	(81,559)	(204,859)	(236,911)

Income taxes	-	-	-	-

Net (loss)	$(60,824)	$(81,559)	$(204,859)	$(236,911)

Other comprehensive income
Foreign currency translation adjustment	(1,681)	1,477	(35,916)	7,612
Comprehensive income	$(62,505)	$(80,082)	$(240,775)	$(229,299)

Earnings per common shareBasic	**	**	**	$(0.01)

Fully diluted	**	**	**	$(0.01)

Weighted average common shares outstanding Basic	31,390,000	31,390,000	31,390,000	31,390,000

Fully diluted	31,390,000	31,390,000	31,390,000	31,390,000

** Less than $.01

See accompanying notes to financial statements.

CenturyTouch Ltd Inc. and subsidiary
Unaudited Consolidated Statements of Cash Flows
For the nine months ended March 31, 2014 and 2013

	For the nine months ended
	March 31, 2014	March 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	(204,859)	(236,911)
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation	97,237	95,505
Imputed interest	95,594	85,836
Changes in operating assets and liabilities:
Trade accounts receivable	-	2,053
Other receivables	-	28,543
Prepaid Expense - related parties	(19,265)	(41,152)
Accounts payable	(11,679)	-
Other payables and accrued liabilities	-	(9,905)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(42,972)	-

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	-	(677)
Purchase of land	-	-
NET CASH (USED IN) INVESTING ACTIVITIES	-	(677)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments) to bank loan	(50,502)	(40,930)
Decrease or (Increase) in registered capital	-
(Repayments to) proceeds from related party loans	41,577	279,132
Contributions from shareholders	-	81
NET CASH PROVIDED BY FINANCING ACTIVITIES	(8,925)	-

Foreign currency adjustment	2,920	(5,889)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(48,977)	(6,566)

CASH AND CASH EQUIVALENTS:
Beginning of period	50,164	5,505

End of period	$1,187	$(6,566)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the quarters ended for:
Interest	$89,935	$99,138
Taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Incurrence of bank note payable for purchase of building	$-	$-

See accompanying notes to financial statements.

CENTURYTOUCH LTD INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED MARCH 31, 2014 AND MARCH 31, 2013
(Expressed in USD)
(Unaudited)

1. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with both generally accepted accounting principles for interim financial information, and the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) that are, in the opinion of management, considered necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

The unaudited condensed consolidated financial statements and related disclosures have been prepared with the presumption that users of the interim financial information have read or have access to the Company’s annual audited consolidated financial statements for the preceding fiscal year. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes for the years ended June 30, 2013 and 2012 thereto contained in the registration statement in Form S-11.

2. ORGANIZATION AND BUSINESS BACKGROUND

CenturyTouch Ltd Inc. (the "Company") was incorporated under the laws of the State of Delaware on August 12, 2010. The Company intended to serve as a vehicle to effect an asset acquisition, merger, and exchange of capital stock or other business combination with a domestic or foreign business. The Company has been inactive until its Share Purchase Agreement (the “SPA”) was entered with Centurytouch Ltd., a corporation organized and existing under the laws of United Kingdom (“CTL”) on April 12, 2012.

Pursuant to the SPA, William Tay, the sole shareholder of the Company, consummated a sale of 31,390,000 shares of the Company’s common stock to CTL for an aggregate purchase price of $69,990. Simultaneously, CTL entered into a share exchange agreement with all the stockholders of CTL, pursuant to which 53 shares of CTL, representing 100% of the issued and outstanding ordinary shares of CTL, were exchanged for 17,703,960 shares of common stock of the Company. Upon completion of the exchange, CTL became a wholly-owned subsidiary of the Company and Eric Y. K. Wong, the founder and majority shareholder of CTL, then owned a ‘controlling interest’ in the Company representing 61% of the issued and outstanding shares of Common Stock . On April 21, 2012, the Company changed its name from Kallisto Ventures, Inc. to CenturyTouch Ltd Inc. to more accurately reflect its business after the share exchange transaction with CTL aforementioned.

The share exchange transaction has been accounted for as a reverse acquisition and recapitalization of the Company whereby CTL is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer). The accompanying consolidated financial statements are in substance those of CTL, with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of share exchange transaction. The Company is deemed to be a continuation of the business of CTL, which owns and operates multi-unit properties throughout the Midlands area of England. Accordingly, the accompanying consolidated financial statements include the following:

(1) The balance sheet consists of the net assets of the accounting acquirer at historical cost and the net assets of the accounting acquiree at historical cost;

(2) The financial position, results of operations, and cash flows of the accounting acquirer for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented and the operations of the accounting acquiree from the date of share exchange transaction.

The Company and CTL are hereafter collectively referred to as the “Company”.

3. RECENTLY ISSUED ACCOUNTING STANDARDS

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements up to ASU 2014-08, and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its consolidated financial condition or the consolidated results of its operations.

4. OTHER ASSETS – RELATED PARTIES

As of March 31, 2014, the balance in other assets – related parties was $37,383. The Company received services in connection with its daily operations from the companies owned by Mr. Eric Wong, the Company’s President and Chief Executive Officer. Other Assets – related parties is to record the prepayments the Company made for these services.

5. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are comprised of the following amounts at the respective dates:

	As of
	March 31, 2014	June 30, 2013
Cost:
Rental properties – commercial and residential	$4,177,239	$3,809,971
Land	464,138	423,330
Furniture and fixture	20,009	18,250
Total	4,661,386	4,251,551
Accumulated depreciation	(355,423	(232,212)
Net	$4,305,963	$4,019,339

The value of land is evaluated by the Company periodically to determine the recoverability rather than depreciated over time. No impairments of land were recognized during the periods ended March 31, 2014 and 2013, respectively.

During the periods ended March 31, 2014 and 2013, the Company had depreciation expenses of $97,237 and $95,505, respectively, included in cost of revenues.

6. NOTES PAYABLE – RELATED PARTIES

The Company had outstanding balances on its notes payable to Eric Y. K. Wong (“Mr. Wong”), the President and majority shareholder of the Company, in amount of $2,656,278 and $2,383,413 as of March 31, 2014 and June 30, 2013, respectively. The funds borrowed from the Company’s President were to fund the Company’s purchase of properties and daily operations. There are no formal promissory notes but rather an oral agreement between the President and the Company. The notes are unsecured, due on demand with imputed interest at the rate of 5% per annum. Accordingly, the imputed interest expenses of $95,594 and $85,836 during the periods ended March 31, 2014 and 2013, respectively, were credited to additional paid in capital as shareholder’s contribution.

7. NOTES PAYABLE

The Company had outstanding balances on its notes payable of the following amounts as of March 31, 2014 and June 30, 2013:

	As of
	March 31, 2014	June 30, 2013
Aldermore Bank PLC, interest rate of 5.35%+LIBOR*, due on December 20, 2031	2,157,214	2,015,311
Total notes payable	$2,157,214	$2,015,311
Less: Current portion of notes payable	(68,697)	(65,429
Total long-term notes payable	$2,088,517	$1,949,882

* LIBOR = London Interbank Offered Rate

The mortgage finance with Aldermore Bank PLC commenced on February of 2012 and secured by the following properties with total book value of approximately $3,647,004 as of March 31, 2014.

240 Derby Road, Nottingham, NG7 1NX
27-29 Westgate & 61-63 Welby Street, Grantham, Lincolnshire, NG34 6LX
310, 312, 314, & 343 Carlton Hill, Nottingham, NG4 1JE
53 High Street, King’s Lynn, Norfolk, PE30 1BE
62 Gold Street, Northampton, NN1 1RS
453 Firth Park Road, Sheffield, S5 6QQ

8. CAPITAL STRUCTURE

As of March 31, 2014, the Company was authorized to issue 500,000,000 shares of common stock, par value $.0001 per share, of which 31,390,000 shares issued and outstanding, and was authorized to issue 20,000,000 shares of preferred stock, par value $.0001 per share, none of which issued and outstanding.

9. INCOME TAXES

United States

The Company was incorporated under the laws of the State of Delaware and is subject to U.S. tax. No provisions for income taxes had been made as the Company had no taxable income for the years presented.

United Kingdom

The Company’s subsidiary is located in United Kingdom, which is subject to United Kingdom corporate tax. Provisions for corporate taxes had been accrued.

The Company uses the asset and liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. There were no material timing differences and therefore no deferred tax asset or liability as of March 31, 2014 and June 30, 2013. There was a net operating loss carry forward as of March 31, 2014 of approximately $749,471.

The effective income tax expense for the periods ended March 31, 2014 and 2013 are as follows:

	March 31, 2014	March 31, 2013
Current taxes	$0	$0
Deferred taxes	0	0
	$0	$0

10. COMMITMENT AND CONTINGENCIES

Neither does the Company own any property for the use of administration nor does it have any plans to lease any property in the future for such use since the majority workload in administration was outsourced to third parties. There were no rental expenses during the periods ended March 31, 2014 and 2013, respectively.

11. GOING CONCERN

These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. As of March 31, 2014, the Company had net working capital deficiency of $2,693,360 and accumulated deficit of $749,471, and required capital for its contemplated operation and marketing activities to take place. The Company's ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company's contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company's ability to continue as a going concern.

Future issuances of the Company's equity or debt securities will be required in order for the Company to continue to finance its operations and continue as a going concern. The Company's present revenues are insufficient to meet operating expenses. The financial statements do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

12. SUBSEQUENT EVENTS

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to March 31, 2014 to the date these financial statements were issued, and has determined that it does not have other material subsequent events to disclose in these financial statements.

Prospectus
_______________________

CenturyTouch Ltd, Inc.
Stanton House
31 Westgate
Grantham NG31 6LX
Tel: 01476 591111

Until, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount

SEC registration fee	$215.00
DTC eligibility and TA fees	20,000.00
Legal fees and expenses	20,000.00
Accounting fees and expenses	12,500.00
Total	$52,715.00

Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Delaware Statutes and our Bylaws.

Under the governing Delaware statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	A willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	A violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	A transaction from which the director derived an improper personal profit; and

4.	Willful misconduct .

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Delaware law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	Such indemnification is expressly required to be made by law;

2.	The proceeding was authorized by our Board of Directors;

3.	Such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Delaware law; or;

4.	Such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the Company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Recent Sales of Unregistered Securities.

Subsequent to our merger, under Regulation S, we issued 10,672,600 shares which are held by 33 shareholders. All of our shareholders are foreign residents and outside of the United States of America.

Our remaining 20,717,400 were issued under Section 4(2) to our officers. These shares are granted based on an exemption from registration pursuant to Section 4(2) of under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state laws. This issuance is qualified for this exemption from registration because (i) the party receiving the shares is an "accredited investors" as that term is defined in the Securities Act; (ii) the Company did not engage in any general solicitation or advertising to market the securities; (iii) the party was provided the opportunity to ask questions and receive answers from the Company regarding the issuance; (iv) the securities were issued to a person with knowledge and experience in financial and business matters so that he is capable of evaluating the merits and risks of an investment in the Company; and (v) the party will receive "restricted securities."

CenturyTouch Ltd Shareholder	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock Owned After Offering

Holding through Centurytouch Group Ltd. (1)	16,008,900	0
Dr. Eric Y. K. WONG (2)	3,139,000	0
Irene Lai Lin CHAN (3)	847,530	0
Stephen STOREY	15,695	0
Edmund Yew Loong WONG (4)	1,569,500	0
Annette Wei Ling LEE	15,695	0
Joanne Suet Peng LIU (5)	1,569,500	0
Derek Yau Wing LIU	15,695	0
James Kwok Seng CHAN	15,695	0
Chai Thai CHAN	15,695	0
Linda Lai Mooi LAI	15,695	0
Mick Wai Chuen LAI	15,695	0
Kevin Kai Cheong LAI	15,695	0
Pu Yi WONG	15,695	0
Tiffany Hung Fan CHAN	1,569,500	0
Hung Woon CHAN	15,695	0
Yee Sha CHAN	15,695	0
Cho Yuk SO	15,695	0
Mina Man Yi NG	1,569,500	0
Maggie Wan Chi CHAU (6)	3,139,000	0
Sun CHONG	15,695	0
Michael Chi Fai CHAU	15,695	0
Terri Suk Ling YIM	1,569,500	0
To Chung YIM	15,695	0
Sim Fung LEE	15,695	0
Ruby Suk Wah YIM	15,695	0
Ivy Shuk Kwan YIM	15,695	0
Jessie Shuk Yee YIM	15,695	0
Karen Fung Chu LI	15,695	0
Fung Mui LEE	15,695	0
Eric Tak Yau LI	15,695	0
Tak Cheung LI	15,695	0
Dennis Tak Yee LI	15,695	0
Ken Chiu Kam NGAN	15,695	0
Kylie Lay Beng KOAY	15,695	0
________________
(1)	CenturyTouch Group Ltd is controlled by EricWong, our CEO.
(2)	Eric Wong is our CEO, Treasurer, and Chairman
(3)	Irene Lai Chan is the mother of our CEO and COO
(4)	Edmund Wong is our COO
(5)	Joanne Liu is the sister of our CEO and COO
(6)	Maggie Chau is the wife of our CEO and therefore Eric Wong, our CEO beneficially owns her shares.

Exhibits Index.

The listed exhibits are filed with this Registration Statement:

Number	Exhibit Name

3.1	Certificate of Incorporation*

3.2	By-Laws*

4.1	Specimen Stock Certificate*

5.1	Opinion of Jillian Ivey Sidoti, Esq. regarding legality*

16.1	Resignation of Auditor*

23.1	Consent of Bongiovanni & Associates, CPAs

99.1	Property Management Agreement*
_________
* Previously Filed.

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Certificate of Incorporation and By-Laws.

Undertakings.

The undersigned registrant undertakes:

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post -effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to  if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

III. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on our behalf by the undersigned on May 22, 2014.

CenturyTouch Ltd, Inc.

By:	/s/ Eric YK Wong
ERIC YK WONG,
President and Chief Executive Officer,

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Eric YK Wong	President, Treasurer and Director	May 22, 2014
Eric YK Wong	(Principal Executive, Financial and Accounting Officer)

/s/ Eric YK Wong	Vice President and Secretary	May 22, 2014
Eric YK Wong

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

CENTURYTOUCH LTD, INC.

INDEX TO EXHIBITS

SEC REFERENCE NUMBER	TITLE OF DOCUMENT	LOCATION

3.1	Certificate of Incorporation	Previously Filed

3.2	By-Laws	Previously Filed

4.1	Stock Certificate Specimen	Previously Filed

5.1	Opinion of Jillian Ivey Sidoti, Esq. regarding legality	Previously Filed

16.1	Resignation of Auditor	Previously Filed

23.1	Consent of Bongiovanni & Associates, CPAs	Filed herewith

99.1	Property Management Agreement	Previously Filed